Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

Pivotal Utility Holdings, Inc.

as Seller,

and

South Jersey Industries, Inc.

as Buyer

Dated as of October 15, 2017

ii

APPENDICES AND EXHIBITS*

Exhibit A	-	Form of Assignment of Easements

Exhibit B	-	Form of Assignment of Leases

Exhibit C	-	Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit D	-	Form of Deeds

*These exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of these exhibits will be furnished supplementally to the Securities and Exchange Commission upon request.

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of October 15, 2017, by and between Pivotal Utility Holdings, Inc., a New Jersey corporation (“Seller”), and South Jersey Industries, Inc., a New Jersey corporation (“Buyer” and together with Seller, the “Parties” and each individually a “Party”).

Recitals

WHEREAS, Seller owns the Purchased Assets (as defined below), which constitute the Elizabethtown Gas operating division of Seller; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets and Seller desires to assign to Buyer, and Buyer desires to assume from Seller, the Assumed Obligations (as defined below).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.          Definitions.

(a)                As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a):

“2017/2018 Budget” has the meaning set forth in Section 7.1(d).

“ABO” has the meaning set forth in Section 7.11(d).

“Accounting Firm” has the meaning set forth in Section 3.2(c).

“Acquisition” has the meaning set forth in Section 10.2(e).

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Allocation Schedule” has the meaning set forth in Section 7.9(a).

“Ancillary Agreements” means the Bill of Sale, each Assignment of Easements, each Assignment of Leases, the Deed and each other instrument, certificate or document contemplated to be executed or delivered by any Party in connection with the transactions contemplated by this Agreement.

“APBO” has the meaning set forth in Section 7.11(e).

“Assigned IP” has the meaning set forth in Section 2.2(f).

“Assignment of Easements” means the assignment and assumption of Seller’s right, title and interest in the Conveyed Easements to be executed and delivered by Seller at the Closing, substantially in the form attached hereto as Exhibit A.

“Assignment of Leases” means the assignment of the Leases, to be executed and delivered by Seller and Buyer at the Closing, substantially in the form attached hereto as Exhibit B.

“Assumed Obligations” has the meaning set forth in Section 2.4.

“Balance Sheet” has the meaning set forth in Section 5.4(a).

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Benefit Plan” has the meaning set forth in Section 5.13(a).

“Bill of Sale” means the bill of sale, assignment and assumption agreement to be executed and delivered by Seller and Buyer at the Closing, substantially in the form attached hereto as Exhibit C.

“Business” means the business and operations of the Elizabethtown Gas operating division of Seller, as currently conducted by Seller.

“Business Agreement” means any contract, agreement, real or personal property lease, commitment, understanding, or instrument to which Seller or any Affiliate of Seller is a party, whether oral or written, that relates primarily to the Business, the Purchased Assets, or the Assumed Obligations.

“Business Confidential Information” has the meaning set forth in Section 7.3(a).

“Business Day” means any day other than Saturday, Sunday, or any day on which banks in the City of New York are authorized by Law to close.

“Business Employee” means an employee of Seller or its Affiliates who is employed as of the Effective Date and whose work responsibilities relate primarily to the Business, as set forth on Schedule 7.10(a) as it may be updated from time to time.

“Buyer Indemnified Representation” has the meaning set forth in Section 9.1.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer Benefit Plan” has the meaning set forth in Section 7.11(a).

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).

“Buyer Pension Plan” has the meaning set forth in Section 7.11(d).

“Buyer Required Regulatory Approvals” means the approvals set forth on Schedule 1.1(a), which shall include compliance with and filings under the requirements of the HSR Act.

“Buyer VEBA” has the meaning set forth in Section 7.11(e).

“Buyer’s Representatives” means Buyer’s accountants, employees, counsel, environmental consultants, financial advisors, and other Representatives.

“Cash and Cash Equivalents” means all cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes, marketable securities and other cash equivalents of the Business, and all other items included as cash or cash equivalents on the Financial Statements.

“Claims” means any and all administrative, regulatory, judicial or arbitration actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“Closing” has the meaning set forth in Section 4.1.

“Closing Statement” has the meaning set forth in Section 3.2(b).

“Closing Working Capital” has the meaning set forth in Section 3.2(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the continuation of medical coverage required under sections 601 through 608 of ERISA, and section 4980B of the Code and any comparable continuation of medical coverage required by applicable state or local Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.3(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 31, 2017, as amended, between Southern Company Gas and Buyer.

“Continuation Period” has the meaning set forth in Section 7.11(a).

“Continuing Guarantees” has the meaning set forth in Section 7.19.

“Conveyed Easements” has the meaning set forth in Section 2.2(a)(i).

“Current Assets” means the current assets of the Business as of the Effective Time, including billed and unbilled revenues, inventory (including Gas Inventory), prepaid expenses, any account balances related to the Hedge Agreements and other items that would be classified as “current assets” on the Financial Statements, as well as the other assets identified on Schedule

1.1(g), in each case, determined in accordance with, and subject to, the Principles applicable to determining the Working Capital; provided, however, that “Current Assets” shall not include Cash and Cash Equivalents, any other asset that does not constitute a Purchased Asset or any other asset included in “current assets” on the Financial Statements that are specifically excluded from “Current Assets” on Schedule 1.1(g).

“Current Liabilities” means the current liabilities of the Business as of the Effective Time, including accounts payable and accrued expenses, any liabilities related to the Hedge Agreements and other items that would be classified as “current liabilities” on the Financial Statements, as well as the other liabilities identified on Schedule 1.1(g), in each case, determined in accordance with, and subject to, the Principles; provided, however, that “Current Liabilities” shall not include Excluded Liabilities or any other liabilities included in “current liabilities” on the Financial Statements that are specifically excluded from “Current Liabilities” on Schedule 1.1(g).

“Deed” means the deeds to be executed and delivered by Seller at the Closing with respect to the Owned Real Property, substantially in the form attached hereto as Exhibit D.

“Direct Loss” has the meaning set forth in Section 9.3(d).

“Documents” means the files, documents, client lists, instruments, papers, books, reports, purchase orders, invoices, copies of cancelled checks, accounting records, regulatory filings including in respect of general or other rate cases (and all filings and correspondence with the NJBPU), operating data and plans, mapping records, technical documentation (such as design specifications, functional requirements, and operating instructions), user documentation (such as installation guides, user manuals, and training materials), and other similar materials, in any form, to the extent in the possession or control of Seller and to the extent related primarily to the Purchased Assets, the Assumed Obligations or the Business; provided, that “Documents” does not include: (i) any of the foregoing to the extent primarily related to any Excluded Asset or Excluded Liability; (ii) information which, if provided to Buyer, would violate any applicable Law or Order; (iii) any valuations related to the sale of the Business, the Purchased Assets, or the Assumed Obligations; (iv) any and all materials not relating primarily to the Business; (v) any materials protected by attorney-client privilege or other legal privilege; (vi) copies of materials archived or backed up in accordance with normal procedures; and (vii) Tax Returns and any related or supporting information.

“Easements” means all easements, license agreements, railroad crossing rights, rights-of-way, leases for rights-of-way, and similar use and access rights related to the Purchased Assets or Business.

“Effective Date” has the meaning set forth in Section 4.1.

“Effective Date Payment” has the meaning set forth in Section 3.1(a).

“Effective Time” has the meaning set forth in Section 4.1.

“Encumbrances” means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, Easements, covenants,

encumbrances, obligations, limitations, title defects, deed restrictions, preferential purchase rights or options, and any other restrictions of any kind, including restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims arising pursuant to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws regulating or relating to, or imposing liability with respect to, pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; the Protecting our Infrastructure of Pipelines and Enhancing Safety Act, 49 U.S.C. 60101 et. seq. and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those Laws.

“Environmental Permits” means all permits, registrations, certifications, licenses, franchises, exemptions, approvals, consents, waivers, water rights or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and used or held by Seller for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person or entity that together with Seller would be deemed to be under common control within the meaning of section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 3.2(a).

“Estimated Closing Working Capital” means Seller’s good faith estimate of the Closing Working Capital calculated in accordance with the Principles.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Financial Statements” has the meaning set forth in Section 5.4(a).

“Financing” means any financing transaction to be entered into by Buyer or its Affiliates in connection with the transactions contemplated hereby.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated by this Agreement, together with their respective Affiliates and their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equity holders, managers, members, limited partners, controlling persons, agents, advisors and representatives and respective successors and assigns of the foregoing Persons.

“Franchises” has the meaning set forth in Section 5.7(a)(i).

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“GAS Affiliate” means Southern Company Gas and all of its direct and indirect subsidiaries.

“Gas Inventory” means the book value of the inventory of natural gas and natural gas products located in Seller’s facilities or in facilities contracted or leased by Seller that are included in the Purchased Assets, determined as of a particular date in accordance with, and subject to, the Principles.

“Governing Documents” of a Party means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Party.

“Governmental Entity” means the United States of America and any other federal, state, local, or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.

“Guarantees” has the meaning set forth in Section 7.19.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“Hedge Agreements” has the meaning set forth in Section 2.2(h).

“Holdback Property” has the meaning set forth in Section 7.7(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifiable Loss” has the meaning set forth in Section 9.2(a).

“Indemnification Cap” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnitee” has the meaning set forth in Section 9.3(a).

“Intellectual Property” means (i) any U.S. or foreign patents, copyrights, trademarks, maskworks, and other similar intangible rights throughout the world, and applications or registrations for any of the foregoing, (ii) any protectable or proprietary interest, whether registered or unregistered, in know how, trade secrets, database rights, software, operating and manufacturing procedures, designs, specifications and the like, (iii) any protectable or proprietary interest in any similar intangible asset of a technical, scientific or creative nature, and (iv) any protectable or proprietary interests in or to any documents or other tangible media containing any of the foregoing.

“Inventory” has the meaning set forth in Section 2.2(a)(iii).

“ISRA” means Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the rules and regulations promulgated thereunder.

“IT Assets” has the meaning set forth in Section 2.2(a)(vii).

“Labor Agreement” has the meaning set forth in Section 5.13(e).

“Law” means any statutes, regulations, rules, ordinances, codes, and similar acts or promulgations of any Governmental Entity.

“Leases” has the meaning set forth in Section 2.2(a)(i).

“Leased Real Property” means the real property in which Seller holds a leasehold interest under a Lease.

“Loss” or “Losses” means losses, liabilities, damages, obligations, payments, penalties, costs, and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ fees, reasonable disbursements, interest, penalties and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened or any Claim or Order in connection therewith).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, results of operations, or condition (financial or otherwise) of the Business, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement and consummate the transactions contemplated hereby on a timely basis; provided, however, that, in the case of clause (a) only, (1) the determination of Material Adverse Effect shall take into account any payment, indemnification or other obligation that Seller agrees to make, provide or assume in order to cure or mitigate any such effect and (2) Material Adverse Effect shall not include any fact, circumstance, effect, change, event or development that results from or arises out of (i) the announcement or pendency of this Agreement and the transactions contemplated hereby (including, but not limited to, any adverse effect resulting from any action by a Governmental Entity taken in connection with the Required Regulatory Approvals), (ii) any change in the conditions in the international, national or regional economy, financial markets, capital markets or commodities markets, including changes in interest rates or exchange rates, (iii) any change in international, national, regional, or local regulatory or political conditions, (iv) any change in Law, regulation or accounting principle (or authoritative interpretation thereof), (v) any change in GAAP or in the generally applicable principles used in the preparation of the financial statements as required by the NJBPU, (vi) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas or related products including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (vii) any changes or developments in national, regional, state or local natural gas transmission or distribution systems, (viii) any changes or developments in national, regional, state, or local wholesale or retail natural gas prices, (ix) acts expressly permitted by this Agreement or consented to or requested by Buyer, (x) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (xi) any failure to meet any internal or published projections, forecasts, estimates or predictions in respect of recoveries, revenues, earnings or other financial or operating metrics for any period and (xii) any changes in weather or climate or acts of God; provided further, that with respect to clauses (ii)-(viii) and (x), such impact shall be excluded only to the extent it is not disproportionately adverse to the Business, taken as a whole, as compared to other businesses operating in the same industry.

“Material Contracts” has the meaning set forth in Section 5.7(a).

“NJBPU” means the New Jersey Board of Public Utilities.

“Notice of Disagreement” has the meaning set forth in Section 3.2(c).

“Order” means any order, decision, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter and is inclusive of any Regulatory Order.

“Ordinary Course Update” has the meaning set forth in Section 7.16.

“Other Indemnified Matters” has the meaning set forth in Section 7.13(b).

“Owned Real Property” has the meaning set forth in Section 2.2(a)(i).

“Party” has the meaning set forth in the introductory paragraph hereto.

“Pension Participant” means all persons (i) whose work responsibilities related primarily to the Business, (ii) who was a participant in the Seller Pension Plan and (iii) who retired or whose employment with Seller or its Affiliates terminated for any reason prior to or as of the Closing (including the Transferred Employees).

“Permits” means all permits, certifications, licenses, franchises, exemptions, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by Seller for the operation of the Business or the Purchased Assets, other than Environmental Permits.

“Permitted Encumbrances” means (i) those Encumbrances set forth in Schedule 1.1(b); (ii) statutory liens for Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested; (iii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Seller or that are not individually or in the aggregate material in amount or to the Business or the Purchased Assets, taken as a whole, and the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (iv) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities; (v) all rights of any person under condemnation, eminent domain, or other similar proceedings which are pending or threatened in writing prior to the Effective Date; (vi) all Encumbrances arising under approvals relating to the Business or Purchased Assets which have been issued by any Governmental Entities; (vii) Encumbrances existing under or as a result of (A) any leases of Real Property identified in the Seller Disclosure Schedules or (B) leases, subleases, licenses or other agreements which do not constitute Material Contracts; and (viii) Encumbrances created by or through Buyer as of the Closing; provided, however, in the case of (v) and (vi) above, such Encumbrances shall be Permitted Encumbrances so long as they do not prohibit or materially interfere with the operations of the Real Property as currently operated and do not render title to the Owned Real Property unmarketable.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“Post-Closing Taxes” means all Taxes related to the Purchased Assets and Business for all Taxable Periods or portions thereof other than Pre-Closing Tax Periods.

“Pre-Closing Taxes” means all Taxes related to the Purchased Assets and Business for all Pre-Closing Tax Periods.

“Pre-Closing Tax Period” means any Taxable Period ending at or before the Effective Time and the portion of any Straddle Tax Period ending at the Effective Time.

“Principles” has the meaning set forth in Section 3.2(a).

“Purchased Assets” has the meaning set forth in Section 2.2.

“Purchased Business Agreements” has the meaning set forth in Section 2.2(b).

“Purchase Price” means (i) the Base Purchase Price plus (ii) the Closing Working Capital.

“Qualifying Offer” has the meaning set forth in Section 7.10(b).

“Real Property” has the meaning set forth in Section 2.2(a)(i).

“Regulatory Order” means an Order issued by the NJBPU that affects or governs the rates, services, or other utility operations of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.

“Represented Employees” has the meaning set forth in Section 7.10(a).

“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Required Regulatory Approvals” means the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals.

“Retained Agreements” has the meaning set forth in Section 2.3(e).

“Retained Business” means all businesses and operations of Seller and its Affiliates (other than the Business), including the business of acquiring, owning, and managing generation assets, including renewable energy projects, and selling electricity at market-based rates in the wholesale market as currently conducted by Seller and its Affiliates.

“Sample Statement” has the meaning set forth in Section 1.1(a).

“Schedule Update” has the meaning set forth in Section 7.16.

“Section 414(l) Amount” has the meaning set forth in Section 7.11(d).

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller Disclosure Schedules” means, collectively, all of the Schedules delivered by Seller to Buyer in connection with this Agreement.

“Seller Indemnified Representation” has the meaning set forth in Section 9.1.

“Seller Indemnitees” has the meaning set forth in Section 9.2(b).

“Seller Marks” means all registered and unregistered trademarks, service marks, trade names, logos, Internet domain names and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing (“Trademarks”), owned or used by Seller or its Affiliates, including all Trademarks that include the term “Southern Company Gas” or “AGL Resources” and all Trademarks related thereto or containing or comprising the foregoing, including any Trademarks confusingly similar thereto or dilutive thereof (including any word or expression similar thereto or constituting an abbreviation or extension thereof); provided, however, “Seller Marks” shall not include the trademark “Elizabethtown Gas.”

“Seller Pension Plan” has the meaning set forth in Section 7.11(d).

“Seller Required Regulatory Approvals” means the approvals set forth on Schedule 1.1(d), which shall include compliance with and filings under the requirements of the HSR Act.

“Seller’s 401(k) Plan” has the meaning set forth in Section 7.11(c).

“Seller’s Knowledge”, or words to similar effect, means the actual (and not constructive or imputed) knowledge of any individual listed on in Schedule 1.1(e).

“Seller’s Representatives” means Seller’s accountants, employees, counsel, environmental consultants, financial advisors, managers and other Representatives.

“Straddle Tax Period” means any Taxable Period that begins at or before the Effective Time and ends after the Effective Time.

“Survival Period” has the meaning set forth in Section 9.1.

“Tax” and “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, including any obligation to indemnify or otherwise discharge any Tax liability of any other Person.

“Taxable Period” means any taxable year or other period with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

“Tax Contest” has the meaning set forth in Section 5.12(b).

“Tax Dispute Referee” has the meaning set forth in Section 7.9(a).

“Tax-Exempt Bonds” means tax-exempt bonds set forth on Schedule 1.1(j) issued or created in connection with the Business.

“Tax Return” means any return, report, election, declaration, information return, or other document, including any schedules thereto or amendments thereof, provided or required to be filed with any Governmental Entity with respect to Taxes.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Termination Fee” has the meaning set forth in Section 10.2(c).

“Territory” means the service territory described in Schedule 1.1(f).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 9.3(a).

“Threshold Amount” has the meaning set forth in Section 9.4(b)(i).

“Transferable Permits” has the meaning set forth in Section 2.2(c).

“Transfer Date” has the meaning set forth in Section 7.11(d).

“Transferred Employee” has the meaning set forth in Section 7.10(b).

“Transfer Taxes” means any excise, transfer (including real property transfer), documentary, sales, use, value added, stamp, registration, conveyance, filing and recording fees and charges and other similar Taxes, including any interest, penalties, or additions with respect thereto.

“Vehicles” has the meaning set forth in Section 2.2(a)(v).

“WARN Act” means the federal Worker Adjustment Retraining and Notification Act of 1988, as amended, and similar state or local laws related to plant closing, relocations and mass layoffs.

“Welfare Trust” has the meaning set forth in Section 7.11(e).

“Willful Breach” has the meaning set forth in Section 10.2(e).

“Working Capital” means, (a) Current Assets, minus (b) Current Liabilities, in each case, as of the Effective Time, calculated in accordance with the Principles applicable to the Working Capital calculation; provided, that “Working Capital” shall not include any expense or liability for any Taxes or any refund, credit, or other asset relating to any Taxes. Schedule 1.1(g) sets forth a sample calculation of the Working Capital as of December 31, 2016 (the “Sample Statement”).

Section 1.2.          Other Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a)                Appendices, Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Appendix,” “Exhibit” or “Schedule” refers to an Appendix, Exhibit or Schedule to this Agreement. The Appendices, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Appendix, Exhibit or Schedule but not otherwise defined therein are defined as set forth in this Agreement. In the event of conflict or inconsistency, this Agreement and the Appendices shall prevail over any Exhibit or Schedule.

(b)               Time Periods. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(c)                Gender and Number. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular includes the plural, and the plural includes the singular.

(d)                Certain Terms. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Appendices, Exhibits and Schedules to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “willful” means intentional and malicious. The words “to the extent” when used in reference to a liability or other matter, means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject or period. The word “or” shall be disjunctive but not exclusive. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The phrase “ordinary course of business” refers to the ordinary course of business of the Business and not of Seller and its Affiliates generally.

(e)                Headings. The division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)                Joint Participation. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1.          Transaction. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, (i) Seller will sell, assign, convey, transfer, and deliver (or cause to be sold, assigned, conveyed, transferred and delivered) to Buyer, and Buyer will purchase and acquire from Seller (or an Affiliate of Seller, as the case may be), free and clear of all Encumbrances, including, but not limited to, any Encumbrance related to the Tax-Exempt Bonds, (except for Permitted Encumbrances), all of Seller’s or Seller’s Affiliate’s right, title and interest in, to and under the Purchased Assets and (ii) Buyer will, subject to the terms of this Agreement and the Ancillary Agreements, assume and become responsible for all of the Assumed Obligations without recourse to Seller or any of its Affiliates, and thereafter pay, perform and discharge when due, the Assumed Obligations.

Section 2.2.          Purchased Assets. For purposes hereof, the “Purchased Assets” shall mean the following assets primarily related to, used in, held for use in or with respect to the Business, as the same exist at the Effective Time (and, as permitted or contemplated hereby, with such additions and deletions as shall occur from the date hereof through the Effective Time), except to the extent that such assets are Excluded Assets:

(a)                The following real and personal property, plant and equipment and related tangible property:

(i)                 the fee interests in real property described on Schedule 2.2(a)(i), including buildings, structures, pipelines, other improvements, and fixtures located thereon (the “Owned Real Property”); the leasehold interests under the leases described on Schedule 2.2(a)(i) (the “Leases”); and the Easements described on Schedule 2.2(a)(i) relating to the operation of the Business, including buildings, structures, pipelines, other improvements and fixtures located thereon (the “Conveyed Easements” and, all of the foregoing, the “Real Property”);

(ii)                 the natural gas distribution utility system assets used primarily in the Business, including as described on Schedule 2.2(a)(ii);

(iii)                the Gas Inventory of the Business to the extent owned by Seller as of the Effective Time;

(iv)                the parts and other inventory that are held for use primarily in connection with the Business to the extent owned by Seller or any of its Affiliates as of the Effective Time (collectively, the “Inventory”);

(v)                 all motor vehicles, trailers and similar rolling stock used primarily in the Business, including as described on Schedule 2.2(a)(v), to the extent owned or leased by Seller or any of its Affiliates as of the Effective Time (collectively, the “Vehicles”);

(vi)               the furnishings, fixtures, machinery, equipment, materials and other tangible personal property owned by Seller or any of its Affiliates (other than Inventory, IT Assets and Vehicles) that are located in the Territory and that are used primarily in connection with the operation of the Business to the extent owned by Seller as of the Effective Time; and

(vii)              the information technology and communications equipment used primarily in the Business and located in the Territory, including as described on Schedule 2.2(a)(vii) (“IT Assets”);

(b)                the Business Agreements described on Schedule 2.2(b) (the “Purchased Business Agreements”), subject to Section 7.7(b);

(c)                the Permits used or held by Seller primarily in connection with the Business or the ownership or operation of the Purchased Assets, including, but not limited to, the items set forth on Schedule 2.2(c), except to the extent that, any such Permits are prohibited by applicable Law, Order or the terms of any such Permit from being assigned to Buyer in connection with the transactions contemplated hereby (the “Transferable Permits”);

(d)                all regulatory assets, including under-recovered gas cost adjustments and recoverable environmental costs;

(e)                the Documents;

(f)                 the trademark “Elizabethtown Gas” (including any other trademarks relating to the Business that only include the name “Elizabethtown” and do not contain the names “Southern”, “Southern Company Gas” or “Pivotal” or any other trademark owned by Seller), the domain name www.elizabethtowngas.com and all social media user names/accounts of the Business (including Twitter (@etowngas) and facebook (@ElizabethtownGas)) (the “Assigned IP”);

(g)               all Claims and defenses of Seller or any of its Affiliates against any Person to the extent such Claims or defenses relate primarily to the Purchased Assets or the Assumed Obligations, provided such Claims and defenses will be assigned by Seller or such Affiliate to Buyer without warranty or recourse;

(h)               all assets recorded or reflected on the Balance Sheet and acquired since the date of the Balance Sheet, including all Current Assets as of the Effective Time, including all receivables and all credits, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of Seller or any of its Affiliates arising from or primarily related to the Business, provided it will not include cash reserves or prepaid Taxes;

(i)                 the hedge agreements relating to the Business as set forth on Schedule 2.2(i) (the “Hedge Agreements”);

(j)                 the assets and other rights specifically set forth on Schedule 2.2(j); and

(k)                any other asset, interest or rights of Seller or any of its Affiliates to the extent related exclusively or primarily to, used exclusively or primarily in or held for use exclusively or primarily in the Business, except for Excluded Assets.

Section 2.3.          Excluded Assets. The Purchased Assets do not include any property or assets of Seller other than as described in Section 2.2 and, notwithstanding any provision to the contrary in Section 2.2 or elsewhere in this Agreement, the Purchased Assets do not include the following property or assets of Seller (all assets excluded pursuant to this Section 2.3, the “Excluded Assets”):

(a)                Cash and Cash Equivalents;

(b)                certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and any other debt or equity interest in any Person;

(c)                all assets used by Seller in performing corporate, support, administrative and other services, which assets are not utilized primarily by the Business;

(d)                all intercompany receivables and loans;

(e)                all Business Agreements other than the Purchased Business Agreements, including, without limitation, those set forth on Schedule 2.3(e) (the “Retained Agreements”);

(f)                 any assets that have been disposed of in the ordinary course of business and in compliance with this Agreement after the date hereof and prior to the Effective Time;

(g)                all books and records other than the Documents; provided, that with respect to any such books and records that contain information pertinent to the Business and the Retained Business, Seller shall permit Buyer to make copies (at its expense) of such books and records, subject to any applicable redactions of information that does not relate to the Business;

(h)                any Seller Marks and any other Intellectual Property or rights therein or related to any business of Seller or any of its Affiliates other than the Business and the Assigned IP;

(i)                 any refund or credit, claim for refund or credit or rights to receive refunds or credits with respect to Taxes paid or payable by or on behalf of Seller or any Affiliate of Seller, whether such refund is received as a payment or as a credit, abatement or similar offset against future Taxes payable (except to the extent any such refund or credit relates to Taxes borne by Buyer pursuant to Section 7.9);

(j)                 except to the extent expressly provided in Section 2.2(g), all Claims of Seller against any Person;

(k)                all rights, Claims, credits and defenses to the extent relating to any other Excluded Asset or any Excluded Liability, including any such items arising under insurance policies, guarantees, warranties, indemnities and similar rights in respect of any such Excluded Asset or any Excluded Liability, whether arising before, on or after the Effective Date;

(l)                 all insurance policies, and rights thereunder, including any such policies and rights in respect of the Purchased Assets, the Assumed Obligations or the Business and including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, whether arising before, on or after the Effective Date other than as provided for in Section 7.13;

(m)              (i) all Tax Returns and any related or supporting information, (ii) Documents prepared in connection with the transactions contemplated hereby, including bids received from other Persons and analyses relating to the Business and (iii) file copies of any Documents retained by Seller, in each case, whether before, on or after the Effective Date;

(n)                all rights of Seller or its Affiliates under any confidentiality, non-use or similar contract, agreement or understanding with any employee or contractor of Seller or its Affiliates to the extent that such rights do not primarily relate to the Business, whether arising before, on or after the Effective Date;

(o)                all financial and Tax records relating to the Business and the Purchased Assets to the extent that they constitute a part of the general ledger of Seller or any of its Affiliates, whether before, on or after the Effective Date; provided, that with respect to any such financial and Tax records that contain information pertinent to the Business and the Retained Business, Seller shall permit Buyer to make copies (at its expense) of such books and records, subject to any applicable redactions of information that does not relate to the Business;

(p)                the rights of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby;

(q)                except as otherwise expressly provided in Section 7.10(d), Section 7.11(d) or Section 7.11(e), all Benefit Plans and all assets under or relating to any Benefit Plan;

(r)                 any properties, assets, goodwill and rights of Seller or any of its Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible that are not used primarily in, or that do not arise primarily out of, the operation or conduct of the Business, whether arising before, on or after the Effective Date;

(s)                all goodwill of the Business (except, solely for Tax purposes, to the extent of any amount allocated to goodwill in an Allocation Schedule);

(t)                 any information technology and communications equipment other than the IT Assets; and

(u)                the assets and other rights set forth on Schedule 2.3(u).

Section 2.4.          Assumed Obligations. On the Effective Date, Buyer will deliver to Seller the Bill of Sale (and such other documents as may be needed with respect to specific obligations) pursuant to which Buyer will specifically assume, as of the Effective Time, the following liabilities and obligations of Seller, in each case, to the extent related to the Business (the “Assumed Obligations”):

(a)                all accounts payable or other accrued and unpaid current expenses primarily arising out of or primarily relating to the operation or conduct of the Business outstanding as of or arising after the Effective Date, but only to the extent such payables and expenses are included in the calculation of Closing Working Capital;

(b)                all liabilities and obligations of Seller with respect to over-recovered purchased gas cost adjustment charges, and all customer deposits, customer advances for construction, deferred credits, regulatory liabilities and other similar items, in each case primarily related to the Business;

(c)                all obligations of Seller under any Regulatory Order applicable to the Business or the Purchased Assets;

(d)                all contractual obligations and commitments under any Purchased Business Agreement, the Transferable Permits and any other agreements or contractual rights assigned or transferred to, or assumed by, Buyer, whether arising before, on or after the Effective Date;

(e)                all Post-Closing Taxes; provided, however, Buyer is not assuming any liabilities for any Pre-Closing Taxes;

(f)                 all liabilities, obligations or commitments that relate primarily to, or that arise primarily out of, any Purchased Asset, or that arise out of the ownership by Buyer or its subsidiaries of any Purchased Asset or associated with the realization of the benefits of any Purchased Asset, whether arising before, on or after the Effective Date;

(g)                all liabilities and obligations of Seller or any of its Affiliates, including, without limitation, those described on Schedule 7.19, with respect to guarantees by Seller or any of its Affiliates (or instruments serving a similar function) issued or created for the account of the Business, whether arising before, on or after the Effective Date;

(h)                all liabilities, obligations and commitments, including financial assurance obligations, relating to the Business or any Purchased Asset, or attributable to the ownership of the Business or any Purchased Asset, arising under, based upon, or relating to, any Environmental Law, Environmental Permit, Environmental Claim or Release of Hazardous Materials, in each case, whether arising before, on or after the Effective Date, including without limitation, making any filings and taking all actions necessary after the Effective Date to achieve full ISRA compliance;

(i)                 all liabilities and obligations for which Buyer is expressly responsible pursuant to Section 7.10(c); and

(j)                 all other liabilities accruing, arising out of or relating primarily to the conduct or operation of the Business or the ownership or use of the Purchased Assets prior to, from and after the Effective Time.

Section 2.5.          Excluded Liabilities. Seller acknowledges that the Assumed Obligations shall not include the following liabilities, obligations and commitments of Seller (collectively, the “Excluded Liabilities”):

(a)                any liabilities or obligations of Seller and its Affiliates related to or arising out of the Excluded Assets or the Retained Business;

(b)                any liabilities or obligations in respect of Pre-Closing Taxes;

(c)                except as otherwise expressly provided in Section 7.10(c), Section 7.10(d), Section 7.11(d) or Section 7.11(e), any liabilities under or relating to any Benefit Plan;

(d)                all intercompany payables;

(e)                any liabilities or obligations arising from or related to the Other Indemnified Matters, except to the extent contemplated by the common interest agreement to be entered into by Buyer and Seller as contemplated by Schedule 7.13(b);

(f)                 any liabilities or obligations of Seller arising under or in connection with this Agreement, the Ancillary Agreements, any certificate or other document delivered in connection in herewith, and any of the transactions contemplated hereby and thereby;

(g)                any liabilities or obligations of Seller and its Affiliates in respect of indebtedness for borrowed money or any other notes payable, including any Tax-Exempt Bonds, except for liabilities included in Working Capital;

(h)               except to the extent otherwise specifically provided herein, all transaction expenses incurred in connection with this Agreement by Seller, including costs incurred in connection with the process of selling the Business or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts; and

(i)                 any liabilities or obligations of Seller or any of its Affiliates incurred prior to the Effective Time with respect to any present or former employees, officers, directors, retirees, independent contractors or consultants of the Business (including the Business Employees), including any beneficiaries or dependents of such individuals, for any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments or benefits, except liabilities and obligations as are specifically included in the Working Capital or for which Buyer is expressly responsible pursuant to Section 7.10(c).

Section 2.6.          Consents to Assignment. Notwithstanding anything else contained herein, if any consent has not been obtained with respect to the assignment to Buyer of a

Purchased Business Agreement for which consent is required or which contains a prohibition against assignment as of the Effective Date, or if an attempted assignment of any such Purchased Business Agreement would be ineffective, (a) Seller shall, as soon as reasonably practicable after becoming aware of either circumstance through receipt of notice thereof or otherwise, advise Buyer thereof and (b) after the Effective Date, Seller shall cooperate with Buyer to implement reasonable arrangements (taking into account Seller’s remaining assets and personnel following the Closing), to the extent reasonably practicable and permissible under such Purchased Business Agreement, so that Buyer will receive the benefits and be responsible for the obligations under such Purchased Business Agreement, at the sole cost and expense of Buyer.

ARTICLE III

PURCHASE PRICE

Section 3.1.          Purchase Price. As consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets pursuant to this Agreement:

(a)                on the Effective Date, Buyer agrees to pay (or cause to be paid) to Seller (or to one or more Affiliates of Seller), in cash, amounts equal to (i) one billion six hundred and ninety million dollars ($1,690,000,000) (the “Base Purchase Price”) plus (ii) the Estimated Closing Working Capital ((i) and (ii), collectively, the “Effective Date Payment”), pursuant to Section 4.2;

(b)               on the Effective Date, Buyer agrees to assume the Assumed Obligations; and

(c)                after the Effective Date, Buyer and Seller agree to make the adjustments and payments described in Section 3.2, as applicable.

Section 3.2.          Working Capital Adjustment.

(a)                Not less than five (5) Business Days prior to the anticipated Effective Date, Seller shall deliver to Buyer a statement setting forth in reasonable detail the Estimated Closing Working Capital (the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared by Seller in accordance with GAAP as modified by the methods, principles and categories that were used to prepare the sample calculation of the Working Capital as of June 30, 2017 as set forth on Schedule 1.1(g) (the “Principles”); provided, that, in the event of a conflict between GAAP and the Principles, the Principles shall prevail; provided, however, that all amounts included in the Estimated Closing Statement shall reflect Seller’s good faith and reasonable estimates as of the point in time reflected therein based on all information then available to Seller.

(b)               Within sixty (60) days after the Effective Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”), setting forth the Working Capital as of the close of business on the last Business Day prior to the Effective Date (the “Closing Working Capital”) calculated in accordance with the Principles.

(c)                During the thirty (30) day period following Seller’s receipt of the Closing Statement, Seller shall be permitted to review the working papers of Buyer relating to the Closing Statement. The Closing Statement shall become final and binding upon the Parties on the 30th day following delivery thereof to Seller, unless Seller gives written notice of its disagreement with the Closing Statement (the “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall be signed by Seller and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors, or based on the Closing Working Capital not being calculated in accordance with Section 3.2 or the Principles, and (iii) specify what Seller reasonably believes is the correct amount of the Closing Working Capital, including a reasonably detailed description of the adjustments applied to the Closing Statement in calculating such amount. If the Notice of Disagreement is received in a timely manner, then the Closing Statement (as revised in accordance with this sentence), shall become final and binding upon Buyer and Seller on the earlier of (i) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm as provided below. During the thirty (30) day period following the delivery of the Notice of Disagreement, if any, (i) Buyer and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and (ii) Buyer shall have access to the working papers of Seller prepared in connection with the Notice of Disagreement. At the end of such thirty (30) day period, if Buyer and Seller have not resolved their disagreement, Buyer and Seller shall submit to an independent accounting firm (the “Accounting Firm”) for resolution any matters that remain in dispute and which were properly included in the Notice of Disagreement together with a brief written explanation of each Party’s position. The Accounting Firm shall be independent and mutually agreeable to both Buyer and Seller. Buyer and Seller shall jointly instruct the Accounting Firm that it (i) shall review only the matters that were properly included in the Notice of Disagreement which remain unresolved, (ii) shall make its determination in accordance with the requirements of this Section 3.2, and (iii) shall render its decision within twenty (20) days from the submission of such matters. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 3.2 shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(d)               The fees, costs and expenses of Buyer incurred in connection with its preparation of the Closing Statement, its review of any Notice of Disagreement, and its preparation of any written brief submitted to the Accounting Firm shall be borne by Buyer, and the fees, costs and expenses of Seller incurred in connection with its preparation and review of the Closing Statement, its preparation and certification of any Notice of Disagreement and its preparation of any written brief submitted to the Accounting Firm shall be borne by Seller.

(e)                If the Closing Working Capital exceeds the Estimated Closing Working Capital, Buyer shall, or if the Estimated Closing Working Capital exceeds the Closing Working Capital, Seller shall, within ten (10) Business Days after the Closing Statement becomes final and binding on the Parties, make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by three hundred sixty five (365), from (and including) the Effective Date through (but not including) the date of payment, to an account designated in writing by the other Party. The difference between the Closing Working Capital and the Estimated Closing Working Capital shall be allocated among the Purchased Assets in accordance with the Allocation Schedule (set forth in Section 7.9(a) below).

(f)                The Closing Statement, either as accepted or deemed to have been accepted by Seller or as adjusted and resolved in the manner herein provided, shall fix the Closing Working Capital, and the payment to be made as discussed in Section 3.2(e).

(g)               The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Closing Statement and whether the calculation of the Closing Working Capital was done in accordance with this Agreement and the Principles, and the Accounting Firm is not to make any other determination.

(h)               Following the Closing, neither Buyer nor Seller shall take any action with respect to the accounting books and records of the Business on which the Closing Statement is to be based that is intended to obstruct, prevent or otherwise affect the results of the procedures set forth in this Section 3.2 (including the amount of the Closing Working Capital or any other amount included in the preparation of the Closing Statement). From and after the Effective Date through the resolution of any adjustment contemplated by this Section 3.2, each of Buyer and Seller shall (i) assist, and shall cause its Affiliates to assist, the other Party, its Affiliates, accountants, advisors and other representatives in its preparation of the Closing Statement and the Estimated Closing Statement and (ii) afford to the other Party, its Affiliates, accountants, advisors and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Business to the extent relevant to the preparation of the Closing Statement or any adjustment contemplated by this Section 3.2.

Section 3.3.          No Duplication. For the avoidance of doubt, calculations of the items described in this Article III, including, without limitation, the Estimated Closing Statement and the Closing Statement, shall be calculated without duplication.

ARTICLE IV

THE CLOSING

Section 4.1.          Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Obligations (the “Closing”) shall take place at the offices of Baker Botts LLP, 30 Rockefeller Plaza, New York, New York, 10112, at 10:00 a.m., New York City time, on the third Business Day following the date on which the conditions set forth in Article VIII (other than conditions to be satisfied by deliveries at the Closing) have been satisfied or waived, or at such other place or time as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Effective Date.” The purchase and sale of the Purchased Assets and assumption of the Assumed Obligations will be effective as of 12:01 a.m. New York City time on the Effective Date (the “Effective Time”).

Section 4.2.          Closing Payment. At the Closing, Buyer will pay or cause to be paid to Seller the Effective Date Payment, by wire transfer of immediately available funds to one or more accounts provided to Buyer by Seller prior to the Closing.

Section 4.3.          Seller’s Closing Deliveries. Subject to Section 7.7, at or prior to the Closing, Seller will deliver an executed copy of the following to Buyer:

(a)                the certificate contemplated by Section 8.2(c);

(b)                the Bill of Sale, duly executed by Seller;

(c)                subject to Section 7.7(b), one or more Assignments of Easement and Assignments of Lease with respect to the Leases and Conveyed Easements, duly executed by Seller;

(d)                subject to Section 7.7(b), copies of all consents, waivers or approvals obtained by Seller, in form and substance reasonably acceptable to Buyer, from third parties in connection with this Agreement and the transactions contemplated hereby, as set forth on Schedule 4.3(d), including all the Seller Required Regulatory Approvals;

(e)                one or more Deeds in recordable form conveying title to the Owned Real Property to Buyer, duly executed by Seller;

(f)                 a certificate of non-foreign status duly executed by Seller that satisfies the requirements of Treasury Regulations section 1.1445-2(b)(2);

(g)                an assignment of the Assigned IP in a form reasonably acceptable to Buyer, executed by Seller; and

(h)                such other agreements, documents, instruments, and writings as are required to be delivered by Seller at or prior to the Effective Date pursuant to this Agreement.

Section 4.4.          Buyer’s Closing Deliveries. At or prior to the Closing, Buyer will deliver an executed copy of the following to Seller:

(a)                the Effective Date Payment;

(b)                the certificate contemplated by Section 8.3(c);

(c)                the Bill of Sale, duly executed by Buyer;

(d)                subject to Section 7.7(b), one or more Assignments of Easement and Assignments of Lease with respect to the Leases and Conveyed Easements, duly executed by Buyer;

(e)                subject to Section 7.7(b), copies of all consents, waivers or approvals obtained by Buyer, in form and substance reasonably acceptable to Seller, from third parties in connection with this Agreement and the transactions contemplated hereby, as set forth on

Schedule 4.4(e), including the Buyer Required Regulatory Approvals, and as otherwise reasonably requested by Seller;

(f)                 one or more Deeds in recordable form conveying title to the Owned Real Property to Buyer, duly executed by Buyer;

(g)                an assignment of the Assigned IP in a form reasonably acceptable to Seller, executed by Buyer; and

(h)                such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Effective Date pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

Section 5.1.          Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Seller makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.2.          Authority and Enforceability. Seller has all corporate power and authority, and has taken all required action on its part, necessary to execute and deliver, and to perform its obligations under, and, subject to the satisfaction of the closing conditions, to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. This Agreement has been duly and validly executed and delivered by Seller, and (assuming the due execution and delivery by Buyer) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. At the Closing, each of the Ancillary Agreements to which Seller is contemplated to be a party will be duly and validly executed and delivered by Seller and will (assuming the due execution and delivery by each other Party thereto) constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 5.3.          No Conflicts; Consents. Except as set forth on Schedule 5.3, neither the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will:

(a)                violate or conflict with any of Seller’s Governing Documents in any material respect;

(b)               assuming that all of the Buyer Required Regulatory Approvals and Seller Required Regulatory Approvals have been made or obtained, and all conditions therein which are then required to be satisfied have in fact been satisfied, and any waiting periods thereunder have terminated or expired, as the case may be, violate any Law or Order applicable to Seller or any of the Purchased Assets, except, for any such violations that (i) would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used or (ii) arise as a result of any facts or circumstances relating particularly to Buyer or any of its Affiliates;

(c)                violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default under or pursuant to any Purchased Business Agreement, except, for any such violations, conflicts, breaches, consents, approvals, defaults or other occurrences that (i) would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used or (ii) arise as a result of any facts or circumstances relating particularly to Buyer or any of its Affiliates; or

(d)                other than the Seller Required Regulatory Approvals, require any declaration, filing, or registration by Seller or any of its GAS Affiliates with, or notice by Seller or any of its GAS Affiliates to, or authorization, consent, or approval with respect to Seller or any of its GAS Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals that (i) would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used or (ii) arise as a result of any facts or circumstances particular to Buyer or any of its Affiliates.

Section 5.4.          Financial Information.

(a)                Schedule 5.4(a) sets forth the following financial statements (the “Financial Statements”) relating to the Business: (A) an audited balance sheet of the Business as at December 31, 2016, December 31, 2015 and December 31, 2014, (B) an audited income statement for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 and (C) the unaudited balance sheet of the Business as at June 30, 2017 (the “Balance Sheet”) and the related statements of results of operations. Each of the Financial Statements have been prepared in accordance with GAAP, subject, in the case of the interim financial statements, to normal and recurring year-end adjustments and the absence of notes, and fairly present, in all material respects, the financial condition and results of operation of the Business as of the dates thereof or for the periods covered thereby.

(b)                Except as set forth on Schedule 5.4(a), neither Seller nor any of its Affiliates has any liability, absolute or contingent, related to the Purchased Assets or the Business of any nature, whether or not required by GAAP to be reflected in a balance sheet relating primarily to the Business, other than liabilities, obligations or contingencies (i) that are accrued or reserved against in the Financial Statements or (ii) that were incurred in the ordinary course of business consistent with past practice since June 30, 2017 that are not, individually or in the aggregate, a Material Adverse Effect.

Section 5.5.          Absence of Certain Changes. Except as set forth in Schedule 5.5, since June 30, 2017 to the date of this Agreement, the Business has been operated, in all material respects, in the ordinary course of business consistent with past practice of the Business, and no change or event has occurred which, either individually or in the aggregate, has resulted, or with the passage of time, would reasonably be expected to result in a Material Adverse Effect.

Section 5.6.          Title. Upon consummation of the transactions contemplated by this Agreement and receipt of all consents and approvals disclosed on Schedule 5.3, Seller will have assigned, transferred and conveyed to Buyer good and marketable title to, or a valid leasehold interest in, the material tangible Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), except as would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used.

Section 5.7.          Material Contracts.

(a)                Schedule 5.7(a) lists all of the following Purchased Business Agreements (the “Material Contracts”):

(i)                 each agreement, ordinance, or other grant of any municipal, town or county franchise relating to the Business (the “Franchises”), except for such Franchises, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect;

(ii)                 all agreements between Seller and one or more (A) Business Employees or (B) independent non-Affiliate third party consultants or contractors individually involving expenditures in excess of $3,000,000 in any one year;

(iii)               all leases, subleases, licenses or other agreements (which, for the avoidance of doubt, shall not include Easements) by which any right to use or occupy any interest in real property is granted by or to Seller, except for such leases, subleases, licenses or other agreements, the existence or absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and that do not individually involve expenditures in excess of $3,000,000 in any one (1) year (excluding sales orders and purchase orders issued in the ordinary course of business);

(iv)               all other agreements that individually involve expenditures in excess of $3,000,000 in any one (1) year;

(v)                all agreements providing for the extension of credit by Seller, other than (A) the extension of credit to customers in the ordinary course of business consistent with past practice, and (B) normal employee advances and other customary extensions of credit in the ordinary course that are not material in amount;

(vi)               all agreements for, or relating to, indebtedness, or pursuant to which any Encumbrance is granted in or to any of the Purchased Assets;

(vii)              all agreements granting to any Person any right or option to purchase or otherwise acquire any of the Purchased Assets, including rights of first option, rights of first refusal, or other preferential purchase rights;

(viii)             all agreements that, upon consummation of the transactions contemplated hereby, would limit the ability of Buyer to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(ix)                all partnership, joint venture and joint ownership agreements, and all similar material agreements (however named) relating to the Business, Purchased Assets or Assumed Obligations involving a sharing of assets, profits, losses, costs or liabilities.

(b)               To the Knowledge of Seller, each Material Contract is valid and binding in accordance with its terms and is in full force and effect. Seller has made available to Buyer copies of each Material Contract together with all amendments, waivers, or other changes thereto, which are correct and complete in all material respects. Except as set forth on Schedule 5.7(b), neither Seller or, to the Knowledge of Seller, any other party to a Material Contract: (A) is in default under or in breach of any Material Contract in any material respect or (B) has repudiated or is challenging any material provision of any Material Contract.

Section 5.8.          Legal Proceedings. Except as set forth on Schedule 5.8, there are no existing or, to Seller’s Knowledge, threatened in writing, material Claims relating to the Business, the Purchased Assets, or the Assumed Obligations or the transactions contemplated by this Agreement.

Section 5.9.          Compliance with Law; Orders; Permits.

(a)                Except as set forth on Schedule 5.9(a), Seller is, and at all times since January 1, 2015 has been, in compliance with all Laws, Orders and Permits applicable to the Purchased Assets or the Business, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Except as set forth on Schedule 5.9(b), Seller possesses all Permits necessary to own and operate the Business and Purchased Assets as currently operated, all of such Permits are in full force and effect, and no appeal or other proceeding is pending or, to Seller’s Knowledge, threatened in writing to revoke any such Permits, except where the failure to have such Permit or for such Permit to be in effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10.        Real Property.

(a)                Schedule 2.2(a)(i) sets forth a true and correct legal description of all Owned Real Property and Leased Real Property.

(b)                Seller has on the date of this Agreement (and immediately prior to the Effective Time will have) good and marketable fee simple title to the Owned Real Property and all improvements thereon and good and valid leasehold interests in the Leased Real Property and all improvements thereon (to the extent leased by Seller), free and clear of all Encumbrances except Permitted Encumbrances and except as would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used. Except as otherwise provided in Schedule 2.2(a)(i), none of the Owned Real Property is leased or licensed for use by a third party. On the date of this Agreement Seller is (and immediately prior to the Effective Time, Seller will be) the owner of the material Conveyed Easements. To the Knowledge of Seller, the Conveyed Easements, together with the Owned Real Property, the Leased Real Property and all other Easements appurtenant to the Owned Real Property, constitute materially all interests in real property that are currently required for the operation of the Business. To the Knowledge of Seller, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property, the Conveyed Easements, or any portion thereof or interest therein.

(c)                All of the Leases are in full force and effect and (i) Seller is not in default (and has not taken or failed to take any action which with notice, the passage of time, or both, would constitute a default) under the terms of any Lease and, to the Knowledge of Seller, Seller has not received written notice of material default under any Lease which has not been cured within the applicable grace periods and (ii) to the Knowledge of Seller, no landlord is in material default under any Lease.

(d)                There is no pending condemnation, eminent domain or similar proceeding affecting the Owned Real Property or the Leased Real Property or any portion thereof, and, to the Seller’s Knowledge, Seller has not received any written notice that any such proceeding is contemplated. To the Knowledge of Seller, there is no pending condemnation or similar proceeding affecting any Conveyed Easement (or any portion thereof) and Seller has not received any written notice that any such proceeding is contemplated.

(e)                To the Knowledge of Seller, Seller has not received any written notice of existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would adversely affect the ability of Buyer to operate the Business as currently conducted in any material respect. As of the date hereof, neither the whole nor any material portion of the Real Property has been damaged or destroyed by fire or other casualty.

Section 5.11.        Environmental Matters. Except as set forth in Schedule 5.11 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                To the Seller’s Knowledge, all Environmental Permits that are necessary for the operation of the Business as it is currently being operated have been obtained and are in full force and effect, and to the Seller’s Knowledge, the Purchased Assets, the Business, and Seller (with respect to the Purchased Assets and Business) are currently in compliance with the requirements of all Environmental Laws.

(b)                Except as set forth on Schedule 5.11(b), neither Seller nor any Affiliate of Seller has, since January 1, 2015, nor to the Seller’s Knowledge for any period prior to January 1, 2015, entered into or been subject to any consent decree, agreement, or Order with any Governmental Entity, or received any written notice or report regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities that has not been resolved, including any investigatory, remedial, or corrective obligations, arising under Environmental Laws, in each case relating to the ownership or operation of the Business or the Purchased Assets.

(c)                To the Seller’s Knowledge, during Seller’s ownership, possession or operation of the Real Property, there is and has been no Release from, in, on, or beneath any of the Real Property that could form a basis for an Environmental Claim.

(d)                There are no Environmental Claims pending or, to the Seller’s Knowledge, threatened that relate to the Purchased Assets or the Business.

Notwithstanding anything else contained herein, the representations and warranties contained in this Section 5.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, Environmental Permits, Hazardous Materials or with respect to Environmental Claims or any environmental, health or safety matter related to the Business, the Purchased Assets or Seller’s ownership or operation thereof.

Section 5.12.        Taxes. Except as set forth on Schedule 5.12:

(a)                All material Tax Returns required to be filed by Seller or any Affiliate of Seller with respect to the Business or the Purchased Assets have been filed in a timely manner. Each such Tax Return is correct and complete in all material respects. All Taxes shown as due and payable on such Tax Returns have been paid in full.

(b)                No material claim, audit, action, suit, proceeding, investigation or other examination with respect to Taxes (each, a “Tax Contest”) is pending or, to the Seller’s Knowledge, threatened with respect to the Business or Purchased Assets.

(c)                Neither Seller nor any Affiliate of Seller has granted any waiver of any statute of limitations regarding, or any extension of any period for the assessment of, any material amount of Tax relating to the Business or the Purchased Assets.

(d)                Other than Permitted Encumbrances, there are no liens upon the Business or any of the Purchased Assets with respect to any material amount of Taxes.

(e)                Seller has collected all material amounts of Taxes that it has been required by Law to collect from customers and employees of the Business.

(f)                 Buyer will not, as a result of the transactions contemplated by this Agreement, become a party to or assume liability under any tax sharing, tax allocation, or similar agreement (excluding, for the avoidance of doubt, this Agreement).

(g)                Except for the express representations and warranties made by Seller in this Section 5.12 and Section 5.13, Seller makes no representation or warranty, express or implied, with respect to Taxes or Tax matters.

Section 5.13.        Employee Benefits.

(a)                Schedule 5.13(a) lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other plan, program, policy, contract, agreement or arrangement providing compensation or benefits to any Business Employee that is maintained by, contributed to, sponsored by or required to be contributed to by Seller or any of its ERISA Affiliates as of the date hereof (each, a “Benefit Plan”).

(b)                With respect to each Benefit Plan, Seller has made available to Buyer copies of each of the following documents: (i) each Benefit Plan (including all amendments thereto); (ii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Benefit Plan; (iii) the most recent annual report (Form 5500, including schedules and attachments) filed with the United States Internal Revenue Service or Department of Labor, if required under ERISA; and (iv) the most recent determination letter received from the United States Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under section 401(a) of the Code.

(c)                 Each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received, from the Internal Revenue Service, a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and nothing has occurred that would be reasonably expected to adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect.

(d)                Each Benefit Plan is being, and has been, operated and administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and regulations thereunder and in accordance with its terms, except to the extent a failure to so operate or administer a Benefit Plan would not result in Buyer or any of its Affiliates having any liability.

(e)                Schedule 5.13(e) sets forth a list of collective bargaining agreements, as well as any side agreements, amendments or memoranda relating to the Transferred Employees (the “Labor Agreement”).

Section 5.14.        Employment Matters.

(a)                As of the Effective Date, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the Effective Date will have been paid in full or will be paid in full when due.

(b)                Seller has complied with the WARN Act, to the extent applicable, except to the extent such failure to comply would not result in Buyer or any of its Affiliates having any liability.

Section 5.15.       No Undisclosed Liabilities. Seller does not have any liabilities or obligations with respect to the Business that would be required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied, except those (a) which are adequately reflected or reserved against in the Financial Statements (or disclosed in any notes thereto), (b) which have been incurred in the ordinary course of business consistent with past practice since June 30, 2017, (c) that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business and (d) consisting of future performance or payment obligations (other than relating to a breach or default) under the Purchased Business Agreements.

Section 5.16.        Brokers and Finders. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Buyer or the Business could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its Affiliates.

Section 5.17.        Exclusivity of Representations and Warranties. None of Seller, any of its Affiliates or any of Seller’s Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to (a) projections, estimates or budgets delivered or made available to Buyer (or any of its Affiliates, officers, directors, employees or representatives) of the results of operations (or any component thereof), cash flows or financial condition (or any component thereof), of the Business; (b) future business, operations, revenues or profits of the Business; and (c) maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Purchased Assets), except for those representations and warranties expressly set forth in this Article V (as qualified by the Seller Disclosure Schedules), and Seller hereby disclaims any such other representations or warranties. Subject to the terms of this Agreement and the representations and warranties of Seller contained in this Article V, the Purchased Assets, the Business and the Assumed Obligations are being acquired and assumed by Buyer on an “as is, where is” basis and in their present condition, and Buyer shall rely solely upon its own examination thereof and the representations and warranties set forth in this Article V. None of Seller, any of its Affiliates or any of Seller’s Representatives shall have any liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to Buyer, its Affiliates or their respective Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Seller Disclosure Schedules).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller:

Section 6.1.          Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. As of the Closing, Buyer will be duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any of the Purchased Assets, by Buyer makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

Section 6.2.          Authority and Enforceability. Buyer has all corporate power and authority, and has taken all required corporate action on its part, necessary to execute and deliver, and to perform its obligations under, and, subject to the satisfaction of the closing conditions, to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming the due execution and delivery by Seller) constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. At the Closing, the Ancillary Agreements to which Buyer is contemplated to be a party will be duly and validly executed and delivered by Buyer and will (assuming the due execution and delivery by each other Party thereto) constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.3.          No Conflicts; Consents. Neither the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will:

(a)                (i) violate or conflict with any of Buyer’s Governing Documents; (ii) assuming that all of the Buyer Required Regulatory Approvals and Seller Required Regulatory Approvals have been made or obtained, and all conditions therein which are then required to be satisfied have in fact been satisfied, and any waiting periods thereunder have terminated or expired, as the case may be, violate any Law or Order applicable to Buyer, or (iii) violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default under or pursuant to, any contract to which Buyer is a party, except, in the case of clauses (ii) and (iii), for any such violations, conflicts, breaches, consents, approvals, defaults or other occurrences (A) that would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis or (B) that arise as a result of any facts or circumstances relating to Seller or its Affiliates; or

(b)               other than the Buyer Required Regulatory Approvals, require any declaration, filing, or registration by Buyer or any of its Affiliates with, or notice by Buyer or any of its Affiliates to, or authorization, consent, or approval with respect to Buyer or any of its Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals (i) the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis or (ii) that arise as a result of any facts or circumstances relating to Seller or its Affiliates unrelated to the Business, the Purchased Assets or the Assumed Obligations.

Section 6.4.          Financial Capability. Buyer (a) has or will have at the Closing sufficient funds available to pay the Purchase Price and any fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (b) has, or at the Closing will have, the resources and capabilities (financial or otherwise) to perform its other obligations hereunder and under each Ancillary Agreement; and (c) has not incurred, and prior to the Closing will not incur, any obligation, commitment, restriction, or liability of any kind, which would impair or adversely affect such resources and capabilities. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price.

Section 6.5.          Brokers and Finders. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller or its Affiliate could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its Affiliates.

Section 6.6.          Legal Proceedings. There are no pending or, to Buyer’s knowledge, threatened, Claims that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement or any Ancillary Agreement or consummate the transactions contemplated hereby or thereby on a timely basis.

Section 6.7.          Investigation by Buyer. Buyer has undertaken an independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business and has performed all due diligence that it has deemed necessary to perform concerning the Business, the Purchased Assets, and the Assumed Obligations in connection with its decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and acknowledges that Buyer and Buyer’s Representatives have been provided access to the personnel, properties, premises and records of Seller for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer:

(a)                acknowledges that none of Seller or any of its Affiliates or any of Seller’s Representatives makes or has made any representation or warranty, of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to (a) projections, estimates or budgets delivered or made available to Buyer (or any of its Affiliates, officers, directors, employees or representatives) of, except as set forth in Section 5.4, the future results of operations (or any component thereof), cash flows or financial condition (or any component thereof), of the Business; (b) future business, operations, revenues or profits of the Business; (c) maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Purchased Assets; or (d) as to the accuracy or completeness of any of the information provided or made available to Buyer or Buyer’s Representatives), except for those representations and warranties expressly set forth in Article V of this Agreement (as qualified by the Seller Disclosure Schedules), and Seller hereby disclaims any such other representations or warranties;

(b)               agrees, to the fullest extent permitted by applicable Law, that none of Seller or any of its Affiliates or any of Seller’s Representatives shall have any liability or responsibility whatsoever to Buyer on any basis based upon any information provided or made available, or statements made, to Buyer or Buyer’s Representatives (including any forecasts or projected information), except that the foregoing limitations shall not apply with respect to Seller to the extent Seller has liability for indemnification pursuant to Article IX for the breach of the specific representations and warranties set forth in Article V of this Agreement (as qualified by the Seller Disclosure Schedules), but always subject to the limitations and restrictions contained herein;

(c)                acknowledges that, except as expressly set forth in this Agreement, there are no representations or warranties of any kind, express or implied, with respect to the Business, the Purchased Assets or the Assumed Obligations; and

(d)               none of Seller, its Affiliates or Seller’s Representatives shall have any liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to Buyer, its Affiliates or their respective Representatives, except as and only to the extent expressly set forth in Article V of this Agreement (as qualified by the Seller Disclosure Schedules).

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.1.          Conduct of the Business.

Except (a) as expressly contemplated in this Agreement or required by applicable Law or Order; (b) for actions approved by Buyer in writing (which approval shall not be unreasonably withheld, conditioned or delayed); (c) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters; or (d) as otherwise described in Schedule 7.1 or set forth in the 2017 and 2018 budget with respect to the Business attached hereto as Schedule 7.1(d) (the “2017/2018 Budget”), during the period from the date of this Agreement to the Effective Time, Seller will, and will cause its Affiliates to, (1) operate the Business in the ordinary course consistent with past practice, (2) use commercially reasonable efforts to preserve intact the Business, and to preserve the goodwill and relationships with customers, suppliers, and others having business dealings with the Business and (3) not, without the prior written consent of Buyer:

(i)                 sell, lease (as lessor), transfer, or otherwise dispose of any of the Purchased Assets, other than (A) the use or sale of inventory in the ordinary course of business, or (B) the disposal of Purchased Assets having an aggregate value of less than $3,000,000 or that are no longer useful in the business;

(ii)                 make any material change in the levels of Inventory customarily maintained by Seller with respect to the Business;

(iii)                assign, relinquish any material rights under, or amend in any material respect any of the Material Contracts;

(iv)               increase the base pay or aggregate benefits provided to any Business Employees, except for increases in base pay and aggregate benefits in the ordinary course of business and consistent with past practice;

(v)                fail to make capital expenditures in connection with the Business equal to or greater than 85% of the amounts specified in the 2017/2018 Budget during the time periods specified in the 2017/2018 Budget;

(vi)               incur, assume or guarantee, modify or amend any indebtedness for borrowed money in connection with the Business, except for (A) unsecured current obligations in the ordinary course of business, (B) liabilities (including participation in the utility money pool) incurred in the ordinary course of business consistent with past practice, (C) remarketing of the Tax-Exempt Bonds and (D) any action with respect to any indebtedness that will not be transferred to Buyer;

(vii)              sell products or services to customers on any basis other than the tariff on file with the NJBPU or contracts approved by the NJBPU other than products or services not related to the Business or the Purchased Assets; or

(viii)             agree or commit to take any action which would be a violation of the restrictions set forth in this Section 7.1.

Section 7.2.          Access.

(a)                To the extent permitted by applicable Law, between the date of this Agreement and the Effective Date, Seller will, during ordinary business hours and upon reasonable notice: (i) give Buyer and Buyer’s Representatives reasonable access to the Purchased Assets; and (ii) permit Buyer and Buyer’s Representatives to make such reasonable inspections thereof as Buyer may reasonably request; provided, however, that (i) any such inspection will be conducted in such a manner as not to materially interfere with the operation of the Business or any other Person; (ii) Seller shall not be required to take any action which would constitute or result in a waiver of the attorney-client privilege or violate any of its contracts or agreements; and (iii) Seller shall not be required to supply Buyer with any information which Seller is under a legal obligation not to supply. Buyer shall indemnify and hold harmless Seller from and against any Losses incurred by Seller, its Affiliates or their Representatives by any action of Buyer or Buyer’s representatives while present on any of the Purchased Assets or other premises to which Buyer is granted access hereunder (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation). Notwithstanding anything in this Section 7.2 to the contrary, (i) Buyer will not have access to personnel records if such access could, in Seller’s good faith judgment, subject Seller to risk of liability or otherwise violate applicable Law, including the Health Insurance Portability and Accountability Act of 1996 and (ii) any inspection relating to environmental matters by or on behalf of Buyer will be strictly limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Buyer shall not have any right to perform or conduct any other investigation or inspection, including sampling or testing at, in, on, around or underneath any of the Purchased Assets.

(b)               For a period of seven (7) years after the Effective Date, each Party and its representatives will have reasonable access to all of the books and records relating to the Business or the Purchased Assets in the possession of the other Party, and to the employees of the other Party, to the extent that such access may reasonably be required by such Party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access will be afforded by the applicable Party upon receipt of reasonable advance notice and during normal business hours, and will be conducted in such a manner as not to interfere with the operation of the business of any Party or its respective Affiliates. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by either Party in connection therewith. Each Party shall retain such books and records for a period of seven (7) years from the Effective Date.

Section 7.3.          Confidentiality by Buyer to Seller.

(a)                For a period of two (2) years following the Closing or the termination of this Agreement, Buyer will, and will cause its Affiliates and Buyer’s Representatives to, hold all Confidential Information in strict confidence and not disclose any Confidential Information to any Person other than its Affiliates and Buyer’s Representatives; provided, however, that upon the Closing, the provisions of this Section 7.3 will expire with respect to any information to the extent primarily related to the Purchased Assets or the Business (“Business Confidential Information”). “Confidential Information” means all information in any form heretofore or hereafter obtained from Seller or any of Seller’s Representatives or Affiliates in connection with Buyer’s evaluation of the Business, the Assumed Obligations or the Purchased Assets or the negotiation of this Agreement or any Ancillary Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information which is in the public domain through no violation of this Agreement or the Confidentiality Agreement by Buyer, its Affiliates, or Buyer’s Representatives.

(b)               Notwithstanding the foregoing, Buyer may disclose Confidential Information to the extent that such information is required to be disclosed by Buyer by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange. In the event that Buyer believes any such disclosure is required, Buyer will give Seller notice thereof as promptly as possible and, at Seller’s expense, will cooperate with Seller in seeking any protective orders or other relief as Seller may reasonably request.

(c)                If the transactions contemplated hereby are not consummated, Buyer will promptly return to Seller or destroy all copies of any Confidential Information in accordance with the terms of, and as required by, the Confidentiality Agreement.

(d)               If the transactions contemplated hereby are consummated, to the extent Confidential Information is Business Confidential Information, and only to such extent, the Confidentiality Agreement is hereby expressly superseded by this Section 7.3.

Section 7.4.          Confidentiality by Seller to Buyer. For a period of two (2) years following the Closing, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives and the Representatives of its respective Affiliates to hold, in confidence any and all Business Confidential Information, except to the extent that such information: (a) is or becomes generally available to the public other than as a result of a disclosure by Seller in violation of the terms of this Section 7.4; (b) was lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources not known to be prohibited from disclosing such information to such Person by an obligation of confidentiality to Buyer or (c) is developed independently by Seller, any of its Affiliates or any of their respective Representatives without the use of Business Confidential Information. Notwithstanding the foregoing, Seller may disclose Confidential Information to the extent that such information is required to be disclosed by Seller by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange. In the event that Seller believes any such disclosure is required, Seller will give Buyer notice thereof as promptly as possible and, at Buyer’s expense, will cooperate with Buyer in seeking any protective orders or other relief as Buyer may reasonably request.

Section 7.5.          Transition Services. For a period not to exceed twelve (12) months following the Closing, Seller shall, or shall cause its Affiliates to, provide to Buyer and its Affiliates such of the services currently provided by Seller or its Affiliates to the Business as Buyer may request, which services are to be provided in substantially the same manner and at the same level as such services are presently provided by Seller or its Affiliates, and Buyer and its Affiliates shall reimburse Seller and its Affiliates for such services at the fully-loaded costs as specified on Schedule 7.5.

Section 7.6.          Expenses. Except for Transfer Taxes as provided in Section 7.9(h) below, Buyer shall bear sole responsibility for payment of all filing, recording, transfer, or other fees or charges of any nature in connection any Required Regulatory Approvals or otherwise payable pursuant to any provision of any Law, Order or Franchise in connection with the sale, transfer, and assignment by Seller of the Purchased Assets and the Assumed Obligations to Buyer. Except as provided in the foregoing or to the extent otherwise specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses.

Section 7.7.          Further Assurances; Wrong Pockets.

(a)                Subject to the terms and conditions of this Agreement, including Section 7.8, each of the Parties will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder.

(b)               Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any contract, agreement, permit, claim or right or any benefit or obligation arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which Seller or any of its Affiliates is a party or by which it is bound, or in any way adversely affect the rights of Seller or any of its Affiliates or, upon transfer, Buyer under such contract, agreement, permit, claim or right. Seller will use its commercially reasonable efforts to obtain, promptly following the date hereof, any and all consents of third parties required to assign to Buyer Seller’s rights under the Purchased Business Agreements. Buyer agrees to take reasonable actions to cooperate with Seller in Seller’s efforts to obtain any consents of third parties required to assign to Buyer Seller’s rights under the Purchased Business Agreements, including the submission of reasonable, financial or other information concerning Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party provided that such agreements or documents are consistent with the terms hereof. To the extent that, notwithstanding its commercially reasonable efforts, Seller is unable to obtain any such required consent prior to the Closing, and as a result thereof Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Purchased Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights or Seller would forfeit or otherwise lose the benefit of rights that Seller is entitled to retain, Seller and Buyer shall cooperate to resolve the matter in accordance with Section 2.6. Without in any way limiting the conditions to the Closing set forth in Article VIII, Buyer agrees that other than liability arising from a failure to comply with this Section 7.7 and Section 7.8 or a breach of Seller’s representations and warranties set forth in Article V hereof, Seller shall not have any liability to Buyer arising out of the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom.

(c)                To the extent that, notwithstanding its commercially reasonable efforts, Seller is unable to meet ISRA property transfer requirements prior to the Effective Date for any Real Property, such Real Property shall be excluded from the Purchased Assets at Closing (“Holdback Property”) and leased to the Buyer until ISRA property transfer requirements are satisfied. Seller and Buyer shall cooperate in developing a lease for any Holdback Property to reflect the rights, benefits, and obligations that would otherwise have applied as of the Closing to the maximum extent feasible and shall close on the transfer of the Holdback Property to Buyer as soon as commercially reasonable following satisfaction of ISRA property transfer requirements.

(d)               Seller shall, and shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer to Buyer of the Purchased Assets and the other transactions contemplated by this Agreement. Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action as Seller may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

(e)                Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any Purchased Asset (including any contract) that should have been transferred to Buyer pursuant to this Agreement was not so transferred, or any Excluded Asset was inadvertently transferred to Buyer, Seller shall, and shall cause its applicable Affiliates to, or Buyer shall, and shall cause its Affiliates to, as applicable, in each case as promptly as practicable, (i) transfer all rights, title and interest in (A) such Purchased Asset to Buyer or as Buyer may direct, or (B) such Excluded Asset to Seller or as Seller may direct, as applicable, in each case for no additional consideration; and (ii) hold its right, title and interest in and to such Purchased Asset or Excluded Asset, as applicable, in trust for the applicable transferee until such time as such transfer is completed.

Section 7.8.          Governmental Approvals.

(a)                As soon as reasonably practicable following the date hereof, Seller and Buyer will each file or cause to be filed with the NJBPU, joint applications for approval of the transactions contemplated hereby. Seller and Buyer will, and will cause their respective Affiliates to, cooperate with each other and use reasonable best efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings and execute all agreements and documents, to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals and compliance with ISRA), (ii) obtain the transfer to Buyer of all Transferable Permits and the reissuance to Buyer of all Permits that are not Transferable Permits, and (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals). Each Party will, and will cause its Affiliates to, consult and cooperate with the other Party as to the appropriate time of all such filings and notifications, furnish to the other Party such necessary information and reasonable assistance in connection with the preparation of such filings, and respond promptly to any requests for additional information made in connection therewith by any Governmental Entity. To the extent permitted under applicable Law, Seller and Buyer each will have the right to review in advance all characterizations of the information relating to it or to the transactions contemplated by this Agreement which appear in any filing made by the other Party or any of its Affiliates in connection with the transactions contemplated hereby. In addition to the foregoing, each Party agrees that prior to the Closing, other than in the ordinary course of business, (x) it will not include in any such applications, notices, petitions or filings to or with the NJBPU, any requests or proposals that any business subject to the NJBPU’s jurisdiction receive more favorable treatment (whether through increased rates, more favorable terms of service, or otherwise, to such Party or any of its Affiliates) than is currently applicable and (y) it will not separately file or make any applications, notices, petitions or filings to or with the NJBPU that are in any way inconsistent with obtaining the Required Regulatory Approvals or the consummation of the transactions contemplated by this Agreement.

(b)               To the fullest extent practicable and permitted by Law, in connection with any communications, meetings, or other contacts, oral or written, with any Governmental Entity in connection with the transactions contemplated hereby, each Party shall (and will cause its Affiliates to): (i) inform the other Party in advance of any such communication, meeting, or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) consult and cooperate with the other Party, and to take into account the comments of the other Party in connection with any of the matters covered by Section 7.8(a); (iii) permit for representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts; (iv) notify the other Party of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) provide the other Party with copies of all written communications with any Governmental Entity relating to any of the foregoing. Nothing in this Section 7.8(b) will apply to or restrict communications or other actions by a Party with or with respect to any Governmental Entity in connection with its business in the ordinary course of business.

(c)                Without limiting the foregoing, Buyer shall not, and shall cause its Affiliates not to, take any action, including (i) acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, or other business combination, asset, stock or equity purchase, or otherwise), (ii) making any filing or transfer or (iii) taking any other action, that in each case could reasonably be expected to materially increase the risk of not obtaining any consent contemplated by this Section 7.8. In furtherance of and without limiting any of Buyer’s covenants and agreements under this Section 7.8, Buyer shall, and shall cause each Affiliate to, take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment asserted by any Governmental Entity in connection with obtaining the Required Regulatory Approvals, so as to enable the Closing to occur as promptly as practicable, including (i) agreeing to conditions imposed by, or taking any action required by, any Governmental Entity, (ii) defending through litigation on the merits, including appeals, any Claim asserted by any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing; (iii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or business of Buyer or its Affiliates or the Purchased Assets, including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition; (iv) agreeing to any limitation on the conduct of Buyer or its Affiliates, including after the Closing with respect to the Purchased Assets; and (v) agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Regulatory Approvals as soon as reasonably possible and in any event before the Termination Date, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing, in each case as may be required in order to obtain the Required Regulatory Approvals or to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer shall not be required to, and Seller shall not, in connection with obtaining the Required

Regulatory Approvals, consent to or take any action with respect to the Purchased Assets, in each case, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Business taken as a whole. For the avoidance of doubt, none of the exclusions set forth in the definition of “Material Adverse Effect” shall be deemed to apply to any reference to “material adverse effect” in this Section 7.8(c).

(d)               Notwithstanding the foregoing or anything in this Agreement to the contrary, Seller shall not be required to, and Buyer shall not, in connection with obtaining the Required Regulatory Approvals, consent to (x) the taking of any action or the imposition of any terms, conditions, limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of the Closing or (y) the imposition of any terms, conditions or limitations on or with respect to Seller, any of its Affiliates, any of their respective businesses or any of the benefits to Seller and its Affiliates of the transactions.

Section 7.9.          Tax Matters.

(a)                Allocation of Purchase Price. The sum of the Purchase Price and the Assumed Obligations (plus any other liabilities treated as assumed for U.S. federal income tax purposes) will be allocated among the Purchased Assets in accordance with the principles of section 1060 of the Code and the regulations thereunder (and any corresponding provision of state, local or foreign Tax Law, as appropriate) pursuant to an allocation schedule (each an “Allocation Schedule”) to be prepared by Buyer. Buyer shall deliver to Seller an initial Allocation Schedule within one hundred twenty (120) days of the Effective Date. If any indemnification payment is made pursuant to Article IX or any other adjustment to the Purchase Price occurs, Buyer shall promptly revise any affected Allocation Schedules to take into account such payment or adjustment in a manner consistent with the principles of section 1060 of the Code and the regulations thereunder (and any corresponding provision of state, local or foreign Tax Law, as appropriate). Buyer shall provide the Allocation Schedule (and any revision to the Allocation Schedule necessitated by an adjustment of the Purchase Price) to Seller for Seller’s review and comment. Seller shall provide any comments to Buyer within forty-five (45) days of receiving the Allocation Schedule (or any revision to the Allocation Schedule). Buyer shall consider Seller’s comments in good faith. If Buyer objects to Seller’s comments, Buyer and Seller shall use commercially reasonable efforts to settle the dispute with respect to such comments promptly. If Buyer and Seller have not resolved such dispute within thirty (30) days of Buyer’s receipt of Seller’s comments, Buyer and Seller shall jointly retain a nationally recognized tax expert (a “Tax Dispute Referee”) to resolve disputed items. The findings of the Tax Dispute Referee shall be final and binding on the Parties. Upon final resolution of disputed items, the Allocation Schedule shall be adjusted to reflect such resolution. The costs, fees and expenses of the Tax Dispute Referee incurred in connection with a dispute relating to the Allocation Schedule shall be borne equally by Seller and Buyer. Buyer and Seller hereby covenant and agree to (i) be bound by the Allocation Schedules for all income Tax purposes, (ii) prepare and file all Tax Returns on a basis consistent with each such Allocation Schedule and (iii) not take any position on any Tax Return, before any Governmental Entity charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the terms of any such Allocation Schedule unless required to do so by applicable Law. Each Party will provide the other promptly with any other information required to complete Form 8594 under the Code.

(b)                Responsibility for Taxes. Seller shall bear sole responsibility for the payment of, and shall indemnify Buyer and its Affiliates from, (i) all Pre-Closing Taxes and (ii) Seller’s share of any Transfer Taxes under Section 7.9(h). Buyer shall bear sole responsibility for the payment of, and shall indemnify Seller and its Affiliates from, (i) all Post-Closing Taxes and (ii) Buyer’s share of any Transfer Taxes under Section 7.9(h). Notwithstanding anything to the contrary in this Agreement, except for Section 9.3(d), Section 9.3(e), Section 9.4(b)(ii) and Section 9.6, the provisions of Article IX shall not apply to this Section 7.9.

(c)                Proration of Straddle Tax Period Taxes. In the case of any Taxes (other than Transfer Taxes) that are payable for a Straddle Tax Period, the portion of such Taxes that are Pre-Closing Taxes shall (i) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire Taxable Period multiplied by a fraction the numerator of which is the amount of time from the beginning of the relevant Taxable Period to the Effective Time and the denominator of which is the amount of time in the entire Taxable Period and (ii) in the case of all other Taxes, be equal to the portion of such Tax that would have been payable if the relevant Taxable Period ended at the Effective Time. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of Seller, except as otherwise required by applicable Law. For the avoidance of doubt, regardless of the type of Taxes being allocated, any item attributable to any action taken by Buyer during a Straddle Tax Period after the Effective Time that is not in the ordinary course of business will not be attributable to a Pre-Closing Tax Period and any Taxes resulting from such actions shall be borne solely by Buyer.

(d)                Preparation and Filing of Tax Returns. Buyer shall timely prepare and file, or cause to be prepared and filed, all Tax Returns with respect to the Business or the Purchased Assets for any Straddle Tax Period. All such Tax Returns shall be prepared and filed in accordance with past practices and the requirements of this Agreement except to the extent required by Law. Buyer shall provide any such Tax Return to Seller for Seller’s review and comment at least forty-five (45) days prior to the due date for filing such Tax Return. Buyer shall consider Seller’s comments in good faith. If Buyer objects to Seller’s comments, Seller and Buyer shall use commercially reasonable efforts to settle the dispute with respect to such comments promptly. If Buyer and Seller have not resolved such dispute at least twenty (20) days prior to the due date for filing such Tax Return, Seller and Buyer shall jointly retain a Tax Dispute Referee to resolve disputed items. The findings of the Tax Dispute Referee shall be final and binding on the Parties. Upon final resolution of disputed items, the Tax Return shall be adjusted to reflect such resolution. Buyer shall timely pay in the manner required by applicable Law to the relevant tax authority all Taxes that are shown as due on such Tax Returns. Seller shall pay to Buyer an amount equal to any Pre-Closing Taxes shown as due on any Tax Return for a Straddle Tax Period no later than five (5) days before any such Tax is due unless there is a dispute that has not been resolved by such date, in which case Seller shall pay Buyer the amount of such disputed Tax within five (5) days of the resolution of such disputed Tax. The costs, fees and expenses of the Tax Dispute Referee incurred in connection with a dispute relating to a Tax Return shall be borne equally by Seller and Buyer.

(e)                Tax Contests. Buyer and Seller agree to cooperate with each other to the extent reasonably required after the Effective Date in connection with any Tax Contests relating to any Pre-Closing Tax Period or Straddle Tax Period. Promptly (but no more than twenty (20)

days) after Buyer (or any of its Affiliates) or Seller (or any of its Affiliates) receives notice of any such Tax Contest, the party receiving the notice shall notify the other party in writing of the Tax Contest; provided, however, that failure to provide such notice shall not relieve any Party of its obligations pursuant to this Section 7.9 except to the extent such failure materially prejudices such Party. Seller shall control all Tax Contests relating exclusively to Pre-Closing Tax Periods. Additionally, if Seller’s Tax liability could be affected by a Tax Contest relating to a Straddle Tax Period or if Seller could have an indemnification obligation under this Agreement with respect thereto, Seller shall have the right to conduct and control the defense of such Tax Contest at its expense, and Buyer shall provide Seller with all necessary powers of attorney and other documents and assistance reasonably requested by Seller to allow Seller to effectively conduct and control such defense. Seller shall not be responsible for any Taxes to the extent attributable to any action taken by Buyer with respect to any Tax Contest without Seller’s written consent (not to be unreasonably withheld). This Section 7.9(e), rather than Section 9.3, shall govern control of all Third Party Claims that relate to Taxes.

(f)                 Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, however, that neither Buyer nor Seller shall be required to furnish or cause to be furnished any Tax Returns or provide access to any books or records to the extent not related to the Business or the Purchased Assets. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Business and the Purchased Assets for a period of at least seven (7) years following the Effective Date. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business or the Purchased Assets.

(g)                Tax Refunds. Any refund or credit received by Buyer or any Affiliate of Buyer with respect to Pre-Closing Taxes, whether such refund is received as a payment or as a credit, abatement or similar offset against future Taxes payable, shall be for the account of Seller. Buyer shall pay to Seller the amount of any such refund or credit within five (5) days after receipt.

(h)                Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement, the Ancillary Agreements and any transactions contemplated by such agreements shall be borne and paid, or caused to be paid, by Buyer and Seller equally. Buyer and Seller shall cooperate to minimize the incurrence of any such Transfer Taxes. Buyer and Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Transfer Taxes. To the extent permitted by applicable Law, Buyer will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and related documentation. To the extent any Tax Return with respect to Transfer Taxes is required by applicable Law to be filed by Seller and Buyer provides Seller with reasonable notice of such requirement, Seller will file such Tax Return and other documentation and pay any amount of Tax shown as due on such Tax Return, and Buyer shall pay to Seller one-half of the amount of Tax shown as due for any such Tax Return no later than five (5) days before any such Tax is due and, if required by applicable Law, shall join in the execution of any such Tax Returns and related documentation. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(i)                 Seller Consolidated Tax Returns. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, Seller shall have the exclusive right to control all matters, including all Tax Contests, relating to any consolidated, combined or unitary group of corporations that includes Seller or any Affiliate of Seller, and Seller shall not be required to provide copies of any Tax Returns with respect thereto to Buyer or any of its Affiliates.

(j)                 Post-Closing Covenants. Except as permitted by Section 7.9(d) or Section 7.9(e), or otherwise with the prior written consent of Seller, Buyer shall not, and shall cause its Affiliates not to, (a) amend, refile, revoke or otherwise modify any Tax Return or Tax election with respect to a Pre-Closing Tax Period, (b) make any Tax election or change any accounting period or method with retroactive effect to any such Pre-Closing Tax Period, (c) take any action to extend the applicable statute of limitations with respect to any Tax Return for a Pre-Closing Tax Period, (d) surrender any right to claim a refund of any Pre-Closing Taxes, or (e) take any similar action relating to Pre-Closing Taxes or Tax Returns for any Pre-Closing Tax Periods.

Section 7.10.        Employees.

(a)                Schedule 7.10(a) sets forth a list of the Business Employees together with each such Business Employee’s date of hire, years of service, and base pay in effect as of the date hereof, and status as an employee covered by the Labor Agreement. Business Employees covered by the Labor Agreement are hereafter referred to as “Represented Employees”. In the event that any Business Employee ceases to be employed by Seller or its Affiliates prior to the Effective Time, Seller by delivery of written notice thereof to Buyer, shall promptly update Schedule 7.10(a) to remove from such list the name of such person.

(b)                Subject to this Section 7.10(b), Buyer will give Qualifying Offers of employment to each of the Business Employees at least fifteen (15) Business Days prior to the anticipated Effective Date or a later date approved by Seller in writing, which approval shall not be unreasonably withheld. As used herein, a “Qualifying Offer” means an offer by Buyer to continue “at-will” employment with the Business commencing at the Closing (i) at a level of base pay (and bonus opportunity) at least equal to such employee’s base pay (and bonus opportunity) in effect immediately prior to the Effective Time and as set forth on Schedule 7.10(a), (ii) with an initial primary work location within a thirty (30) mile radius from such employee’s primary work location immediately prior to the Effective Time, and (iii) with compensation and benefits that are no less favorable in the aggregate than the compensation and benefits (including equity-based compensation and severance benefits) provided to such Business Employee immediately prior to the Effective Time. All Qualifying Offers of employment made by Buyer pursuant to this Section 7.10(b) will be made in accordance with all applicable Laws, will be conditioned on the occurrence of the Closing, and will include such additional information as shall be mutually agreed by Seller and Buyer. Each Business Employee who is given a Qualifying Offer and who accepts an offer of employment from Buyer pursuant to this Section 7.10(b) is referred to herein as a “Transferred Employee.”

(c)                Upon the Closing, Seller and its Affiliates will terminate the employment of all Transferred Employees with Seller and its Affiliates. On and after the Effective Time, Buyer shall be solely responsible for any and all Losses related to any Business Employee and Buyer shall indemnify and hold harmless Seller from and against any such Losses.

(d)                Through the Effective Time, Seller or its Affiliate will maintain the short term disability and long term disability plans or programs, worker’s compensation and any related insurance policies or other funding or administrative arrangements, presently in effect with respect to the Business Employees, and will handle any claim for benefits thereunder in the ordinary course of business. Prior to the Closing, Seller or its Affiliate will take all steps reasonably necessary and appropriate to transfer and assign all such insurance policies and other funding arrangements and Seller’s or its Affiliate’s rights to Buyer effective as of the Effective Time, at which time Buyer will assume responsibility for all such disability benefits in respect to the Transferred Employees. If Seller, its Affiliate or the insurance carrier of Seller or its Affiliate makes any payments for worker’s compensation, short term disability or long term disability to or on behalf of any Transferred Employee that are the responsibility of Buyer as provided in this Agreement, Buyer shall reimburse Seller or its Affiliate, as applicable, for the payments, promptly after receipt of any accounting statement from Seller, to the extent of Seller’s or its Affiliate’s out-of-pocket costs therefor.

(e)                Prior to the Effective Date, Seller and Buyer shall cooperate and Buyer shall take all action reasonably necessary in order for Buyer to become a successor to Seller’s obligations under the Labor Agreement, effective for periods after the Effective Time; provided, that the liabilities and obligations under the Labor Agreement shall be assumed only to the extent that such liabilities and obligations arise, relate to and are required to be performed during periods after the Effective Time.

Section 7.11.        Employee Benefits.

(a)                As of the Effective Time and for a period expiring at the end of the first full calendar year following the year in which the Closing occurs (the “Continuation Period”), Buyer will (i) allow each of the Transferred Employees to participate in Buyer-sponsored benefit plans on a similar basis as made available by Buyer to its other employees who are similarly situated after taking into account such Transferred Employee’s service with Seller or an Affiliate of Seller, (ii) provide to each Transferred Employee base pay that is not less than such Transferred Employee’s base pay immediately prior to the Effective Time and (iii) provide each Transferred Employee with compensation and benefits that are no less favorable in the aggregate than the compensation and benefits (including equity-based compensation and severance benefits) provided to such Transferred Employee immediately prior to the Effective Time. If any Transferred Employee’s employment is terminated within the Continuation Period, Buyer will provide such Transferred Employee with severance benefits pursuant to the terms of Buyer’s applicable severance plan or policy; provided, however, that, in accordance with Section 7.10(b), above, the calculation of any such severance benefits shall take into account such Transferred Employee’s service with Seller or an Affiliate of Seller. The form and terms of any particular benefit plan offered by Buyer (“Buyer Benefit Plan”) shall be as determined by Buyer, subject to the foregoing and the other provisions of this Section 7.11. Notwithstanding the foregoing, this Section 7.11(a) shall not apply to Represented Employees, the terms and conditions of whose employment shall be as set out in the Labor Agreement (as it may be amended from time-to-time) and applicable Law.

(b)               Buyer will recognize the service and seniority of each of the Transferred Employees recognized by Seller for all benefits purposes, including eligibility for, vesting and accrual of, and determination of the levels of such benefits. However, service will not be recognized to the extent it would result in duplication of benefits for the same period of service.

(c)                Seller shall fully vest all Transferred Employees in their account balances under the retirement savings plan in which such Transferred Employees participate (the “Seller’s 401(k) Plan”), effective as of the Effective Time. Effective as of the Effective Time, Buyer shall maintain or designate, or cause to be maintained or designated, a defined contribution plan and related trust intended to be qualified under sections 401(a), 401(k) and 501(a) of the Code (the “Buyer’s 401(k) Plan”). Effective as of the Effective Time, the Transferred Employees shall cease participation in Seller’s 401(k) Plan. The Transferred Employees shall be eligible to participate and shall commence participation in Buyer’s 401(k) Plan in accordance with the terms of Buyer’s 401(k) Plan. Seller and Buyer shall cooperate and take, or cause to be taken, reasonable best efforts to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of section 401(a)(31) of the Code) to Buyer’s 401(k) Plan in cash in an amount equal to the full account balance distributed to such Transferred Employee from Seller’s 401(k) Plan. Buyer will use reasonable best efforts to permit such rollover contributions in the form of notes representing an employee loan under Seller’s 401(k) Plan and Buyer shall take (or cause to be taken) any and all reasonable action as may be required to provide that Transferred Employees may continue to service any such loans through payroll deductions after the Closing. Seller shall fully vest all Transferred Employees in their account balances under Seller’s nonqualified savings plan, effective as of the Effective Time.

(d)                With regard to the AGL Resources Inc. Retirement Plan or the successor plan thereto (the “Seller Pension Plan”), each Pension Participant shall cease to be a participant under such plan effective as of the Effective Time. Effective as of the Effective Time, Buyer shall have in effect a tax-qualified defined benefit pension plan (the “Buyer Pension Plan” which may, for the avoidance of doubt, be a preexisting plan of Buyer) with benefits and other terms and conditions equivalent to the Seller Pension Plan, in each case, in which the Pension Participants shall be eligible to participate. As soon as practicable after the Effective Time, Seller shall cause the calculation and transfer to the Buyer Pension Plan of assets equal to (i) the amount required to be transferred pursuant to Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1(n)(2) (unless the requirements of such section cannot be satisfied) and such other applicable law using the actuarial assumptions and methodology consistent with those used by Seller in its measurement of the accumulated benefit obligation of the Seller Pension Plan under Accounting Standards Codification Section 715 (the “ABO”) with respect to the Pension Participants, as determined by the Seller’s actuaries as of the Effective Time, (for the avoidance of doubt, such actuarial assumptions and methodology are agreed by Seller and Buyer to satisfy the reasonability requirements specified in Section 414(l) of the Code), subject to any requirements under such Section of the Code and ERISA (the “Section 414(l) Amount”); plus (ii) for the period between the Effective Time and the date such assets are transferred (the “Transfer Date”), an interest increment on the Section 414(l) Amount at the rate equal to the yield on the three month US Treasury Bill rate as of the Effective Time; less (iii) any benefit payments that are made from the Seller Pension Plan to each Pension Participant for the period between the Effective Time and the Transfer Date; less (iv) any costs or expenses incurred by Seller in respect of Pension Participant benefits of the Seller Pension Plan for the period between the Effective Time and the Transfer Date. The transfer of the amount from the Seller Pension Plan to the Buyer Pension Plan shall be made in cash. Such transfer shall be subject to Seller’s receipt of a current determination letter from the Internal Revenue Service indicating that the Buyer Pension Plan is qualified under Section 401(a) of the Code. The Buyer Pension Plan shall recognize and credit all service (including, without limitation, for purposes of benefit accrual) of the Pension Participants credited under the Seller Pension Plan. Following such transfer from the Seller Pension Plan to the Buyer Pension Plan, the Seller Pension Plan shall have no liability to or with respect to any Pension Participant with respect to their accrued benefits under the Seller Pension Plan, and Buyer shall indemnify and hold harmless Seller and its Affiliates from all liabilities, costs and expenses that may result to Seller or such Affiliates or the Seller Pension Plan from any claim by or on behalf of any Pension Participant for any benefit alleged to be payable under the Seller Pension Plan. To the extent that the amount of assets transferred to the Buyer Pension Plan pursuant to this Section 7.11(d) is less than the ABO (i.e., because of the operation of Section 414(l) of the Code), Seller shall pay Buyer the difference in cash at the same time the plan-to-plan asset transfer is effected.

(e)                Buyer agrees to provide those employees whose work responsibilities related primarily to the Business, and who retired prior to the Closing, and who are listed on Schedule 7.11(e) with benefits that are equivalent to those benefits that would have been available to those employees had they remained covered under the Health and Welfare Plan for Retirees & Inactive Employees of AGL Resources, Inc. for a period of two (2) years from the Effective Time. As soon as practicable following the Closing, the assets and liabilities associated with those employees whose work responsibilities related primarily to the Business in the NUI Corporation Employee Welfare Trust (the “Welfare Trust”) shall be transferred to a voluntary employees beneficiary association plan maintained by Buyer (the “Buyer VEBA”). The assets shall be transferred in cash. The amount of assets transferred shall be determined based on a pro-rata allocation of the Welfare Trust assets using the retiree medical accumulated postretirement benefit obligation (the “APBO”) covered under the Welfare Trust for the group for whom the transfer is effected compared to the APBO for all benefits covered under the Welfare Trust. For the avoidance of doubt, the retiree life APBO to be transferred to the Buyer does not have any corresponding assets under the Welfare Trust.

(f)                 Buyer will use reasonable best efforts to waive or cause the waiver of any limitation on benefits relating to pre-existing conditions, actively-at-work exclusions and waiting periods for the Transferred Employees under a Buyer Benefit Plan that provides group medical benefits to the extent that such limitations are waived or otherwise inapplicable to a Transferred Employee under any comparable plan of Seller as of the Effective Date. All health care expenses incurred by Transferred Employees or any eligible dependent thereof, including any alternate recipient pursuant to qualified medical child support orders, in the portion of the calendar year preceding the Effective Date that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Seller health care plans will be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the health care plan of Buyer for such calendar year.

(g)                Seller will be responsible for providing COBRA Continuation Coverage to any current and former employees of Seller, or to any qualified beneficiaries of such employees, who become entitled to COBRA Continuation Coverage as a result of loss of medical coverage under a Benefit Plan maintained by Seller or any of its ERISA Affiliates. Buyer will be responsible for offering and providing COBRA Continuation Coverage to any Transferred Employees (and their qualified beneficiaries) who become entitled to such COBRA Continuation Coverage on or after the Closing as a result of their loss of medical coverage under any Buyer Benefit Plan.

(h)                Seller hereby acknowledges that, for Federal Insurance Contributions Act and Federal Unemployment Tax Act tax purposes, Buyer qualifies as a successor employer with respect to the Transferred Employees. In connection with the foregoing, the parties agree to follow the “Alternative Procedures” set forth in Section 5 of Revenue Procedure 2004-53, 2004-2 C.B. 320. In connection with the application of the “Alternative Procedures,” (i) Seller and Buyer each shall report on a predecessor-successor basis as set forth in such Revenue Procedure, (ii) provided, that Seller provides to Buyer all necessary payroll records for the calendar year that includes the Effective Time, Seller shall be relieved from furnishing Forms W-2 to employees of Seller or its Affiliates that become employees of Buyer, and (iii) provided, that Seller provides to Buyer all necessary payroll records for the calendar year that includes the Effective Time, Buyer shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the full calendar year in which the Closing occurs.

(i)                 Buyer and Seller acknowledge and agree that all provisions contained in Section 7.10 and this Section 7.11 are included for the sole benefit of Buyer and Seller, and that nothing contained herein, express or implied, is intended to (i) confer upon any Person (including any Business Employee) any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) constitute an amendment to or any other modification of any employee benefit plan, program or agreement of any kind or (iii) create any third party beneficiary or other rights in any other Person, including any Business Employees (or representatives thereof), former Business Employees, any participant in any benefit plan or any dependent or beneficiary thereof. Nothing in this Agreement shall be interpreted as limiting the power of Buyer, Seller or any of their Affiliates to amend or terminate any particular employee benefit plan, program, agreement or policy.

Section 7.12.        Signage. Within ninety (90) days following Closing, Buyer shall, and shall cause the Business to, cease using Seller Marks including removing Seller Marks from the Purchased Assets or any properties or assets relating to the Business, and Buyer shall not, and shall cause the Business not to, use Seller Marks or any logos, Trademarks or trade names belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it and its Affiliates have no rights whatsoever to use Seller Marks or such logos, Trademarks or trade names or related Intellectual Property. Notwithstanding Buyer’s right to use Seller Marks for the time periods set forth above, Buyer agrees that (a) neither Buyer nor any of its Affiliates shall be deemed an agent, representative or joint venture partner of Seller; (b) Seller and its Affiliates shall retain sole and exclusive ownership of Seller Marks, and all goodwill and rights related thereto; and (c) Buyer and its Affiliates shall not knowingly take any action in respect of Seller Marks that would adversely affect Seller or its Affiliates, or the interest of Seller or its Affiliates in the Seller Marks.

Section 7.13.        Insurance Settlement; Cooperation.

(a)                Buyer agrees to cooperate with Seller to take such steps as may be reasonably necessary to finalize and implement the insurance settlements negotiated by Seller prior to Closing with respect to the certain insurance policies of Seller as described in more detail on Schedule 7.13(a).

(b)                Following the Closing, Buyer and Seller will cooperate on the matters set forth on Schedule 7.13(b) (the “Other Indemnified Matters”).

Section 7.14.        Notification of Customers. As soon as practicable following the Closing, Seller and Buyer will use their respective commercially reasonable efforts to cause to be sent to customers of the Business written notice that such customers have been transferred from Seller to Buyer. Such notice will contain such information as is required by Law and approved by Buyer and Seller, which approval will not be unreasonably withheld, conditioned or delayed.

Section 7.15.        Public Statements. No Party hereto shall issue, or permit any of its Affiliates or Representatives to issue, any press release or otherwise make any public statements or announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other Party, except as otherwise determined to be necessary or appropriate to comply with applicable Law or any rules or regulations of any supervisory, regulatory or other Governmental Entity having jurisdiction over it or any of its Affiliates (including the Securities and Exchange Commission and the New York Stock Exchange), in which case the Party required to issue such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. The Parties hereto will consult with each other concerning the means by which the employees, customers, and suppliers of the Business and others having dealings with the Business will be informed of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall limit either Party’s (or either Party’s respective Affiliates’) rights to disclose the existence of this Agreement and the general nature of the transaction described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community.

Section 7.16.        Supplements to Seller Disclosure Schedules. From time to time prior to the Closing, Seller may supplement or amend the Seller Disclosure Schedules to properly reflect matters arising after the date hereof (or, in the case of matters that are based on Seller’s Knowledge, matters that first come to Seller’s Knowledge after the date hereof) (i) that result from the operation of the Business after the date hereof consistent with the requirements of Section 7.1 (an “Ordinary Course Update”) or (ii) that, if existing on the date hereof would constitute a breach of any of Seller’s representations and warranties hereunder if not set forth on, or described in, the Seller Disclosure Schedules (a “Schedule Update”). In the event that Seller provides written notice to Buyer prior to Closing of a Schedule Update and the Closing nevertheless occurs, any breach of any representation or warranty made by Seller which would exist absent such Schedule Update will be deemed cured and all rights of Buyer with respect to such breach shall be deemed waived.

Section 7.17.        Collections; Remittances. From and after the Effective Time, (a) Seller shall promptly remit to Buyer any amounts that are collected or received by Seller that are for the account of Buyer pursuant to the terms of this Agreement, and (b) Buyer shall, and shall cause its Affiliates to, promptly remit to Seller any amounts that are collected or received by Buyer or any such Affiliate that are for the account of Seller pursuant to the terms of this Agreement.

Section 7.18.        Post-Closing Covenants Related to Elizabethtown Gas Name. At the Effective Date, and from time to time thereafter as reasonably requested in writing by Buyer, Seller shall make appropriate filings and to affect the transfer of all of Seller’s rights to the Assigned IP, including providing for the transfer of the Assigned IP on the Effective Date. Prior to the Effective Date, Buyer will establish an account with GoDaddy.com, Inc., the registrar for the elizabethtowngas.com domain.

Section 7.19.      Replacement of Guarantees or Other Credit Support. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates shall have any obligations to maintain any guarantee or other form of credit support to secure performance or payment under any Purchased Business Agreements after the Closing. Buyer shall use its reasonable efforts to obtain and deliver to Seller, prior to the Closing and to be effective upon the Closing, a full and unconditional release of all of the obligations of Seller and its Affiliates under each of the agreements and instruments set forth on Schedule 7.19 (the “Guarantees”) by providing the counterparties thereto and beneficiaries thereof with a substitute form of security. In the event that any such counterparty or beneficiary does not accept a substitute form of security prior to the Closing, Buyer shall continue to use its reasonable efforts to obtain and deliver to Seller as promptly as practicable after the Closing a full and unconditional release of all of the obligations of Seller and its Affiliates under any of the Guarantees that remain outstanding (the “Continuing Guarantees”). Buyer acknowledges that the obligations of Seller and its Affiliates under the Continuing Guarantees arising after the Closing are for the account of Buyer and any Indemnifiable Losses suffered, paid or incurred by Seller and its Affiliates in respect thereof shall be paid or reimbursed by Buyer, as applicable, and shall otherwise be subject to indemnification by Buyer as Assumed Obligations. Buyer agrees to deliver to Seller at Closing and maintain in effect a letter of credit or other reasonable form of security in respect of Buyer’s indemnification obligations relating to each Continuing Guarantee until such time as there has been a full and unconditional release of Seller and its Affiliates from all obligations thereunder. Buyer shall not, and shall not permit any of its Affiliates to: (i) renew or extend the term of, (ii) increase the obligations under, or (iii) transfer to a third party any Business Agreement or other obligation covered by a Continuing Guarantee.

Section 7.20.        Financing Covenant.

(a)                Seller agrees to use commercially reasonable efforts to provide such cooperation as may be reasonably requested by Buyer, at Buyer’s expense and solely as an accommodation to Buyer, in connection with the arrangement of any financing to be consummated with respect to the transactions contemplated hereby; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its Affiliates and (ii) none of Seller and its Affiliates shall have any liability or obligation under any agreement or document related to such financing or otherwise be required to incur any liability or obligation in connection with such financing.

(b)               Buyer shall be responsible for all fees and expenses related to any financing to be consummated in connection with the transactions contemplated hereby. Accordingly, notwithstanding anything to the contrary in Section 7.6, Buyer shall promptly reimburse Seller and its Affiliates, as applicable, for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by Seller and its Affiliates in connection with such cooperation or otherwise in connection with any such financing. Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives from and against any and all losses, damages, obligations or liabilities suffered or incurred by them in connection with any such financing and any information utilized in connection therewith.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1.          Conditions to Each Party’s Closing Obligations. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment or joint waiver by the Parties at or prior to the Effective Date of the following conditions:

(a)                No Order (whether temporary, preliminary or permanent) which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such Order lifted) and no Law shall have been enacted which directly or indirectly prohibits the consummation of the transactions contemplated hereby.

(b)                The Required Regulatory Approvals shall have been obtained.

Section 8.2.          Conditions to Buyer’s Closing Obligations. The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment or waiver by Buyer at or prior to the Effective Date of the following additional conditions:

(a)                Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Effective Date;

(b)                (i) The Seller Indemnified Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date) and (ii) all other representations and warranties of Seller set forth in Article V of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein or any Schedule Update other than Ordinary Course Updates), as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, result in a Material Adverse Effect;

(c)                Since the date of this Agreement, no Material Adverse Effect shall have occurred; and

(d)                Buyer shall have received a certificate from Seller, signed on its behalf by an officer of Seller and dated the Effective Date, to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3.          Conditions to Seller’s Closing Obligations. The obligation of Seller to effect the transactions contemplated hereby is subject to the fulfillment or waiver by Seller at or prior to the Effective Date of the following additional conditions:

(a)                Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Effective Date;

(b)                The representations and warranties of Buyer set forth in Article VI shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that do not, individually or in the aggregate, cause such representations and warranties of Buyer to be materially inaccurate taken as a whole or have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; and

(c)                Seller shall have received a certificate from Buyer, signed on its behalf by an officer of Buyer and dated the Effective Date, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

INDEMNIFICATION

Section 9.1.          Survival of Representations, Warranties, and Certain Covenants. The representations and warranties contained in this Agreement and the covenants and agreements contained in this Agreement which by their terms are to be performed prior to or at the Closing shall not survive the Closing, except that the representations and warranties contained in Section 5.2 (Authority and Enforceability), Section 5.6 (Title), Section 5.16 (Brokers and Finders), (the “Seller Indemnified Representations”) and Section 6.2 (Authority and Enforceability) and Section 6.5 (Brokers and Finders) (the “Buyer Indemnified Representations”) will survive the Closing and will expire twelve (12) months after the Effective Date (the “Survival Period”). The covenants and agreements to be performed after Closing shall survive for the period provided in such covenants and agreements, if any, or until fully performed, whichever is earlier. Notwithstanding the foregoing, any claims asserted in connection with this Agreement in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 9.2.          Indemnification.

(a)                Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Seller will indemnify, defend, and hold harmless Buyer, its Affiliates and each of their respective Representatives (the “Buyer Indemnitees”) from and against any and all Claims and Losses (each, an “Indemnifiable Loss”) incurred or suffered by any Buyer Indemnitee to the extent resulting from or arising out of:

(i)                  any inaccuracy in or breach by Seller of any Seller Indemnified Representation, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Effective Date (except for representations or warranties that expressly relate to any specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(ii)                 the Excluded Liabilities and the Excluded Assets.

(b)                Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Buyer will indemnify, defend, and hold harmless Seller, its Affiliates and each of their respective Representatives (the “Seller Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any Seller Indemnitee to the extent resulting from or arising out of:

(i)                 any inaccuracy in or breach by Buyer of any Buyer Indemnified Representation, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Effective Date (except for representations or warranties that expressly relate to any specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(ii)                 the Business, the Purchased Assets and the Assumed Obligations.

Section 9.3.          Indemnification Procedures.

(a)                Third Party Claims. If any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) receives notice of any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third Party Claim”) for which has or could reasonably give rise to a right of indemnification hereunder, or which the Indemnitee may claim a right to indemnification hereunder from the other Party (the “Indemnifying Party”), the Indemnitee will promptly give written notice (a “Third Party Claim Notice”) of such Third Party Claim to the Indemnifying Party. Any such Third Party Claim Notice shall (i) describe the nature, facts and circumstances of the Third Party Claim in reasonable detail, (ii) state the estimated amount of the Indemnifiable Loss that has been or may be sustained by the Indemnitee, if practicable, (iii) state the method and computation thereof, and (iv) contain specific reference to the provision or provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnitee shall provide the Indemnifying Party with such other information known to it or in its possession with respect to the Third Party Claim as the Indemnifying Party may reasonably request. The Indemnifying Party, at its sole cost and expense, will have the right, upon written notice to the Indemnitee within thirty (30) days (or such earlier time as may be required by the nature of the Third Party Claim) of receiving a Third Party Claim Notice, to assume the defense of the Third Party Claim through counsel of its choice, provided, that the Indemnitee shall be entitled to retain its own counsel, at the Indemnifying Party’s expense, if (i) upon the advice of Indemnitee’s counsel, a conflict of interest exists (or would reasonably be expected to arise) that would make it inappropriate for the same counsel to represent both the Indemnifying Party and Indemnitee in connection with a Third Party Claim, (ii) the Indemnifying Party fails to diligently prosecute the defense of the Third Party Claim, or (iii) such Third Party Claim (A) seeks non-monetary relief, or (B) involves criminal or quasi criminal allegations and, provided further, that if the aggregate dollar amount of the Third Party Claim, together with all other Third Party Claims of which the Indemnifying Party is aware or has received Third Party Claim Notices, and all costs and expenses reasonably estimated to be incurred in connection with the defense thereof, would exceed the monetary limitation of the indemnification obligation applicable to such Third Party Claim (the “Indemnification Cap”), the Indemnitee may, at its option, and to the extent in excess of the Indemnification Cap at its sole cost and expense, assume the defense of the Third Party Claim with counsel of its choice upon written notice to the Indemnifying Party within fifteen (15) days of receiving a Third Party Claim Notice.

(b)                Defense of Third Party Claims. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 9.3(a), the Indemnifying Party will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense. The Indemnitee shall, and shall cause its Affiliates to, cooperate with the Indemnifying Party and its counsel, including making available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnifying Party. The Indemnitee will have the right to participate in such defense, including appointing separate counsel, but the costs of such participation shall be borne solely by the Indemnitee. The Indemnifying Party will, in consultation with the Indemnitee, make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim; provided, however, that the Indemnifying Party shall not pay, compromise, settle, or otherwise dispose of such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement involves only the payment of money, such payment is made in full solely by the Indemnifying Party without recourse to the Indemnitee, and such settlement does not impose any obligations or restrictions on the Indemnitee of any nature other than an obligation to pay monetary damages indemnified hereunder. In no event will the Indemnifying Party have authority to agree, without the consent of the Indemnitee, to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party without recourse to the Indemnitee.

(c)                Failure to Assume Defense. If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may defend such Third Party Claim and seek indemnification for any and all Indemnifiable

Losses based upon, arising from or relating to such Third Party Claim; provided, however, that the Indemnitee shall not pay, compromise, settle, or otherwise dispose of such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)                Direct Losses. Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, (i) describing the nature, facts and circumstances of such Indemnifiable Loss in reasonable detail, (ii) stating the amount of the Indemnifiable Loss that has been or may be sustained by the Indemnitee, if practicable, (iii) stating the method and computation thereof, and (iv) containing specific reference to the provision or provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnitee shall provide the Indemnifying Party with such other information with respect to the Direct Loss as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with determining the validity of any claim for indemnification by the Indemnitee and in otherwise resolving such matters. The Indemnifying Party will have a period of thirty (30) Business Days within which to respond to such claim of a Direct Loss. If the Indemnifying Party rejects such claim, or does not respond within such period, the Indemnitee may seek enforcement of its rights to indemnification under this Agreement.

(e)                Delay. A failure to give timely notice as provided in this Section 9.3 will affect the rights or obligations of a Party hereunder only to the extent that, as a result of such failure, the Party entitled to receive such notice was actually prejudiced as a result of such failure. Notwithstanding the foregoing, no claim for indemnification first made after expiration of the applicable survival period with respect to the representation, warranty or covenant on which such claim is based set forth in Section 9.1 will be valid and any such claim shall be deemed time-barred.

(f)                 Tax Losses. In the event of a conflict between Section 7.9 and this Section 9.3, Section 7.9 shall control with respect to Taxes.

Section 9.4.          Limitations on Indemnification and Related Matters.

(a)                A Party may assert a claim for indemnification hereunder only to the extent the Indemnitee gives notice of such claim to the Indemnifying Party in accordance with Section 9.3 prior to the expiration of the Survival Period.

(b)                For the avoidance of doubt, there shall be no time limitation on claims for indemnification relating to Excluded Liabilities or Assumed Obligations. Notwithstanding any other provision contained in this Agreement:

(i)                 In no event shall either Party be liable for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) hereof (A) for any item or items arising out of the same facts, events or circumstances where the Indemnifiable Loss relating thereto is less than $500,000 and (B) in respect of each individual item where the Indemnifiable Loss relating thereto is equal to or greater than $500,000, unless and until the aggregate of all such Indemnifiable Losses which are incurred or suffered by the Buyer Indemnitees or Seller Indemnitees, respectively, exceeds two percent (2%) of the Base Purchase Price (the “Threshold Amount”), in which case the Buyer Indemnitees or Seller Indemnitees, as applicable, shall be entitled, subject to Section 9.4(b)(ii), to indemnification only for such Indemnifiable Losses in excess of the Threshold Amount.

(ii)                 Neither Seller nor Buyer shall be required to make payments for indemnification pursuant to Section 9.2(a)(i), Section 9.2(b)(i) or Section 7.9(b), respectively, in an aggregate amount in excess of the Base Purchase Price.

(iii)                In no event shall any Indemnifying Party be obligated under this Article IX to indemnify any Indemnitee entitled to indemnification hereunder in respect of any Losses that result from the intentional misconduct of such Indemnitee.

(c)                Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties expressly contained in Article V, neither Seller, any of its Affiliates or any Seller Representative, nor any other Person is making any other express or implied representation or warranty of any kind or nature whatsoever (including with respect to Seller, the Business, the Purchased Assets, the Assumed Obligations or the transactions contemplated by this Agreement), and Seller hereby disclaims any other representations or warranties, whether made by such Party or its Affiliates, officers, directors, employees, agents, or representatives, including the implied warranty of merchantability and any implied warranty of fitness for a particular purpose.

Section 9.5.          Mitigation.

(a)                An Indemnitee will use commercially reasonable efforts to mitigate any Indemnifiable Losses, including commercially reasonable efforts to recover all Indemnifiable Losses from insurers of such Indemnitee under applicable insurance policies or through the rate recovery process so as to reduce the amount of any Indemnifiable Loss hereunder. In the event the Indemnitee shall fail to use such commercially reasonable efforts, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnitee for that portion of Indemnifiable Losses that would reasonably have been expected to have been avoided if the Indemnitee had used such commercially reasonable efforts.

(b)               The amount of any Indemnifiable Loss will be reduced to the extent of any insurance proceeds, rate recovery or other payments actually received from an insurer or other third party with respect to an Indemnifiable Loss, net of all costs of recovery. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or payment under or pursuant to any insurance coverage, by rate recovery or by recovery, settlement, or payment by or against any other Person, the amount of such reduction (net of all costs of recovery), will be repaid by the Indemnitee to the Indemnifying Party reasonably promptly following actual receipt or credit of such amounts.

(c)                The amount of any Indemnifiable Loss will be reduced to the extent of any net Tax benefit available to the Indemnitee or its Affiliates arising in connection with the accrual, incurrence or payment of any such Indemnifiable Loss.

(d)                Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates.

Section 9.6.          Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article IX or pursuant to Section 7.9 as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes, to the extent permitted by Law.

Section 9.7.          No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no Party will be liable to the other Party, either in contract or in tort, for any consequential, incidental, indirect, special, or punitive damages of the other Party, including business interruption, loss of future revenue, profits or income, diminution in value or loss of business reputation or opportunity, relating to the breach or alleged breach hereof or otherwise, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party, and, in particular, no “multiple of profits,” “multiple of cash flow,” “multiple of assets” or similar valuation methodology shall be used in calculating the amount of any Indemnifiable Losses. The exclusion of consequential, incidental, indirect, special, and punitive damages as set forth in the preceding sentence does not apply to any such damages actually paid to a third parties by Buyer or Seller, as the case may be, in connection with Losses that may be indemnified pursuant to this Article IX after Closing.

Section 9.8.          Exclusive Remedy. Except for injunctive relief and as provided in Section 7.2(a), the Parties acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any breach or failure to perform, or alleged breach or failure to perform, any covenant or agreement in this Agreement, or any other claim based upon, arising out of or relating to this Agreement and/or the transactions contemplated hereby, will be indemnification in accordance with this Article IX and Section 7.9 (which shall relate only to Claims related to Taxes). In furtherance of the foregoing, Seller and Buyer hereby waive, on behalf of themselves and the other Seller Indemnitees and Buyer Indemnitees, respectively, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contribution, rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty) that may be based upon, arise out of, or relate to the Business, the Purchased Assets, the Excluded Assets, the Assumed Obligations, the Excluded Liabilities, this Agreement, the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), or the transactions contemplated hereby, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law, common law, or otherwise.

ARTICLE X

TERMINATION AND OTHER REMEDIES

Section 10.1.        Termination.

(a)                This Agreement may be terminated at any time prior to the Effective Date by mutual written consent of Seller and Buyer.

(b)                This Agreement may be terminated by Seller or Buyer if the Closing has not occurred on or before twelve (12) months following the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) will not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date. Notwithstanding the foregoing, if twelve (12) months following the date of this Agreement the conditions to the Closing set forth in Section 8.1(b), have not been fulfilled but all other conditions to the Closing have been fulfilled or are capable of being fulfilled at the Closing, then the Termination Date will be the day which is fifteen (15) months following the date of this Agreement.

(c)                This Agreement may be terminated by either Seller or Buyer if (i) any Required Regulatory Approval has been denied by the applicable Governmental Entity, and all appeals of such denial have been taken and have been unsuccessful, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order preliminarily, temporarily or permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party if the denial, restraining, enjoining or other action described in (i) or (ii) hereof is the result of a failure of such Party to comply with its obligations pursuant to Section 7.7 or Section 7.8.

(d)               This Agreement may be terminated by Buyer by giving written notice to Seller if there has been a breach by Seller of any representation, warranty, or covenant made by it in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer to effect the Closing and such breach has not been cured by Seller or waived by Buyer within twenty (20) Business Days after notice of any such breach; provided, that Buyer shall not be permitted to terminate this Agreement if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements contained herein.

(e)                This Agreement may be terminated by Seller by giving written notice to Buyer if there has been a breach by Buyer of any representation, warranty, or covenant made by it in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller to effect the Closing and such breach has not been cured by Buyer or waived by Seller within twenty (20) Business Days after notice of any such breach; provided, that Seller shall not be permitted to terminate this Agreement if Seller is then in material breach of any of its representations, warranties, covenants or other agreements contained herein.

Section 10.2.        Procedure; Effect of Termination; Termination Fee.

(a)                In the event that a Party having the right to terminate this Agreement desires to terminate this Agreement, such Party shall give the other Party written notice of such termination, specifying the basis for such termination, and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Section 10.2.

(b)                The obligations of the Parties under Article XI, and in Section 5.16, Section 6.5, Section 7.3, Section 7.6, and Section 7.15 and this Section 10.2 (and any definitions in Article I referenced in any of the foregoing) will survive the termination of this Agreement. Nothing herein shall relieve any Party from liability for any willful and material breach of any representation, warranty, covenant or agreement of such Party contained in this Agreement.

(c)                If (1) either Buyer or Seller terminates this Agreement pursuant to Section 10.1(b) and, at the time of such termination, any of the conditions set forth in Section 8.1(b) shall not have been satisfied, (2) either Buyer or Seller terminates this Agreement pursuant to Section 10.1(c) (if, and only if, the applicable denial, restraining, enjoining or other action described in Section 10.1(c) giving rise to such termination arises in connection with any Required Regulatory Approval or in connection with the assertion by any other Governmental Entity that its approval of the transactions contemplated by this Agreement is required) or (3) Seller terminates this Agreement pursuant to Section 10.1(e) based on either (x) a failure by Buyer to perform its covenants or agreements under Section 7.7(a) or Section 7.8, or (y) a failure by Buyer to close the transactions contemplated hereby when it is otherwise obligated to do so, then, in any such case, Buyer shall pay to Seller a fee of $80,000,000 in cash (the “Termination Fee”). Buyer shall pay the Termination Fee to Seller (to an account designated in writing by Seller) prior to or concurrently with such termination of this Agreement by Buyer or no later than three (3) Business Days after the date of the applicable termination by Seller. For the avoidance of doubt, under no circumstances shall the Seller be entitled to collect the Termination Fee on more than one occasion and under no circumstances shall the Seller be permitted to receive both a grant of specific performance of the obligation to close contemplated by Section 11.12 and collect the Termination Fee.

(d)                Buyer acknowledges that the agreements contained in Section 10.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not enter into this Agreement. If Buyer fails to promptly pay an amount due pursuant to Section 10.2(c) and, in order to obtain such payment, Seller commences a Claim that results in an Order against Buyer for the amount set forth in Section 10.2(c) or any portion thereof, Buyer shall pay to Seller its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by Seller) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made. Any amount payable pursuant to Section 10.2(c) or Section 10.2(d) shall be paid by Buyer by wire transfer of same-day funds prior to or on the date such payment is required to be made.

(e)                Without limiting the rights of Seller under Section 11.12 prior to the termination of this Agreement pursuant to Section 10.1, if this Agreement is terminated under circumstances in which Buyer is obligated to pay the Termination Fee and, if applicable, the costs and expenses of Seller pursuant to Section 10.2(d), upon payment of the Termination Fee and such costs and expenses, Buyer and its Affiliates shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Seller, and payment of the Termination Fee and such costs and expenses by Buyer shall be Seller’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Seller in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and Seller shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether Buyer pays or is obligated to pay the Termination Fee, nothing in this Section 10.2(e) shall release Buyer from liability for a Willful Breach of this Agreement. For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the knowledge that the taking of or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of any covenants or agreements contained in this Agreement; provided that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the acquisition of the Purchased Assets, the assumption of the Assumed Obligations and the other transactions contemplated by this Agreement to be completed at the Closing (the “Acquisition”) after the applicable conditions to the Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Acquisition) shall constitute a Willful Breach of this Agreement by such Party. For the avoidance of doubt, (i) in the event that all applicable conditions to the Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Acquisition) but Buyer fails to close for any reason, such failure to close shall be considered a Willful Breach by the Buyer and (ii) the availability or unavailability of financing for the transactions contemplated by this Agreement shall have no effect on Buyer’s obligations hereunder.

(f)                 Upon any termination of this Agreement, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, will within a commercially reasonable time thereafter be withdrawn by the filing Party from the Governmental Entity or other Person to which they were made.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1.        Amendment. This Agreement may be amended, modified, or supplemented only by written agreement of Seller and Buyer. Notwithstanding anything to the contrary contained herein, this Section 11.1, Section 11.5, Section 11.6, Section 11.10, Section 11.11 and Section 11.15 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.2.       Waivers and Consents. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3.        Notices. All notices and other communications hereunder will be in writing and will be deemed given (i) when received, if delivered personally, (ii) when sent, if sent by facsimile transmission (provided, that the sender receives confirmation of successful transmission) or by electronic mail, or (iii) when received, if mailed by overnight courier or certified mail (return receipt requested), postage prepaid, in each case, to the Party being notified at such Party’s address indicated below (or at such other address for a Party as is specified by like notice):

(a)                If to Seller, to:

Pivotal Utility Holdings, Inc.
10 Peachtree Place NE
Atlanta, GA 30309
Attention: Elizabeth W. Reese, Executive Vice President, Chief Financial Officer and Treasurer
Facsimile: (404) 584-3459
Email: ewreese@southernco.com

with copies (which shall not constitute notice) to:

Pivotal Utility Holdings, Inc.
10 Peachtree Place NE
Atlanta, GA 30309
Attention: Paul R. Shlanta, Senior Vice President and General Counsel
Facsimile: (404) 584-3459
Email: pshlanta@southernco.com

and

Baker Botts LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: William S. Lamb
Facsimile: (212) 259-2557
Email: bill.lamb@bakerbotts.com

(b)                if to Buyer, to:

South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, NJ 08037
Attention: Steven R. Cocchi
E-mail: scocchi@sjindustries.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention:   Barbara Becker
Saee Muzumdar
E-mail:         bbecker@gibsondunn.com
smuzumdar@gibsondunn.com

Section 11.4.       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party, without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer shall be permitted to assign its rights and obligations under this Agreement and any other Ancillary Agreement, individually or collectively, to one or more wholly-owned, direct or indirect subsidiaries with prior written notice to Seller; provided, however, that no such assignment shall relieve Buyer of, or constitute a discharge of, any of Buyer’s liabilities and obligations under this Agreement.

Section 11.5.        No Third Party Beneficiaries. No provision of this Agreement is intended to or shall be deemed to confer any rights or remedies upon any Person other than the Parties, except for the rights of Affiliates of the Parties under Article IX hereof; provided, that the Financing Sources shall be express third-party beneficiaries of this Section 11.5 and Section 11.1, Section 11.6, Section 11.10, Section 11.11 and Section 11.15 and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Without limiting the foregoing, no provision of this Agreement creates any rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

Section 11.6.        Governing Law. This Agreement (as well as any claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof that would otherwise require the laws of another jurisdiction to apply.

Section 11.7.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.8.       Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement, the Confidentiality Agreement and the Ancillary Agreements, together with the Appendices and Exhibits hereto and thereto and the certificates and instruments delivered hereunder or in accordance herewith, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to such transactions contemplated hereby. Neither this Agreement, the Confidentiality Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder.

Section 11.9.        Delivery. This Agreement, and any certificates and instruments delivered hereunder or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 11.10.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE).

Section 11.11.      Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.12.      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.13.     Disclosure Generally. Notwithstanding anything to the contrary contained in the Seller Disclosure Schedules or in this Agreement, the information and disclosures contained in any Seller Disclosure Schedule shall be deemed to be disclosed and incorporated by reference with respect to any other representation or warranty of Seller for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Seller Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 11.14.      “As Is” Sale; Release.

(a)                EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN Article V, AND EXCEPT FOR THOSE ITEMS FOR WHICH BUYER IS EXPRESSLY INDEMNIFIED PURSUANT TO Section 9.2(a)(ii), (i) THE Business is BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (ii) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND SELLERS EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BUSINESS OR THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS OR THE PURCHASED ASSETS.

(b)               Except for the obligations of Seller under this Agreement, for and in consideration of the transfer of the Business, the Purchased Assets and the Assumed Obligations, effective as of the Closing, Buyer shall and shall cause its Affiliates to absolutely and unconditionally release, acquit and forever discharge Seller and its Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Business, the Purchased Assets or the Assumed Obligations, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Business (and any predecessors), whether related to any period of time before or after the Effective Date including, without limitation, as to liabilities under any Environmental Law; provided, however, in the event Buyer is sued by Seller or its Affiliates for any matter subject to this release, Buyer shall have the right to raise any defenses or counterclaims in connection with such lawsuits.

Section 11.15.     Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, none of the Financing Sources shall have any liability to Seller or its Affiliates relating to or arising out of this Agreement, the Financing or the transactions contemplated by this Agreement, whether at law or equity, in contract, in tort or otherwise, and neither Seller nor any of its Affiliates will have any rights or claims against any Financing Sources under this Agreement and any other agreement contemplated by, or entered into in connection with, the Financing, including any commitments by the Financing Sources in respect of the Financing. Notwithstanding anything herein to the contrary, in no event shall Seller or its Affiliates be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

PIVOTAL UTILITY Holdings, Inc., as Seller

By:	/s/ Elizabeth W. Reese
Name:	Elizabeth W. Reese
Title:	Executive Vice President and Chief Financial Officer

SOUTH JERSEY INDUSTRIES, INC., as Buyer

By:	/s/ Michael J. Renna
Name:	Michael J. Renna
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Assignment of Easements

Exhibit B

Form of Assignment of Leases

Exhibit C

Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit D

Form of Deeds